LKCM

FUNDS

LKCM Small Cap Equity Fund

LKCM Small-Mid Cap Equity Fund

LKCM Equity Fund

LKCM Balanced Fund

LKCM Fixed Income Fund

Annual Report

December 31, 2011

Dear Fellow Shareholders:

We report the following performance information for the LKCM Funds:

Funds	Inception Dates	NAV @ 12/31/11	Net Expense Ratio*, **	Gross Expense Ratio**	One Year Total Return Ended 12/31/11	Five Year Average Annualized Return Ended 12/31/11	Ten Year Average Annualized Return Ended 12/31/11	Avg. Annual Total Return Since Incept.
LKCM Equity Fund -
Institutional Class	1/3/96	$15.34	0.80%	1.05%	3.30%	3.18%	4.60%	6.97%
S&P 500 Index[1]					2.11%	-0.25%	2.92%	6.41%
LKCM Small Cap Equity Fund -
Institutional Class	7/14/94	$22.45	0.96%	0.97%	4.47%	2.16%	7.82%	10.76%
Russell 2000 Index[2]					-4.18%	0.15%	5.62%	7.96%
LKCM Small Cap Equity Fund -
Adviser Class	6/5/03	$21.88	1.21%	1.22%	4.19%	1.89%	N/A	9.22%
Russell 2000 Index[2]					-4.18%	0.15%	N/A	7.18%
LKCM Small-Mid Cap Equity Fund -
Institutional Class	5/2/11	$8.86	1.00%	1.42%	N/A	N/A	N/A	-11.40%#
Russell 2500 Index[3]					N/A	N/A	N/A	-12.83%#
LKCM Balanced Fund	12/30/97	$14.53	0.80%	1.26%	3.16%	3.98%	4.64%	4.99%
S&P 500 Index[1]					2.11%	-0.25%	2.92%	3.69%
Barclays Capital U.S. Intermediate Government/Credit Bond Index[4]					5.80%	5.88%	5.20%	5.70%
LKCM Fixed Income Fund	12/30/97	$11.04	0.65%	0.73%	4.22%	5.92%	4.76%	5.29%
Barclays Capital U.S. Intermediate Government/Credit Bond Index[4]					5.80%	5.88%	5.20%	5.70%

Performance data quoted represents past performance and does not guarantee future results. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM. The Funds impose a 1.00% redemption fee on shares held less than 30 days. If reflected, the fee would reduce performance shown.

*	Excludes acquired fund fees and expenses. The Adviser has contractually agreed to waive all or a portion of its management fee and/or reimburse the Fund to maintain designated expense ratios through April 30, 2012. Investment performance reflects fee waivers, if any, in effect. In the absence of such waivers, total return would be reduced. Investment performance is based upon the net expense ratio.
**	Expense ratios above are as of December 31, 2010, the Funds’ prior fiscal year end, as reported in the Funds’ most recent prospectus. Expense ratios reported for other periods in the financial highlights of this report may differ.
#	Cumulative return since inception date of May 2, 2011.
1	The S&P 500 Index is an unmanaged capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.
2	The Russell 2000 Index is an unmanaged index which measures the performance of the 2,000 smallest companies in the Russell 3000 Index.
3	The Russell 2500 Index is an unmanaged index which measures the performance of the 2,500 smallest companies in the Russell 3000 Index.
4	The Barclays Capital U.S. Intermediate Government/Credit Bond Index is an unmanaged market value weighted index measuring both the principal price changes of, and income provided by, the underlying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; remaining maturity of one to ten years; minimum outstanding par value of $250 million; rated investment grade or higher by Moody’s Investors Service or equivalent; must be dollar denominated and non-convertible; and must be publicly issued.

Note: These indices defined above are not available for direct investment.

Economic Review and Outlook

The U.S. equity market, as measured by the S&P 500 Index, advanced 2.1% for the year ended December 31, 2011. Volatility was central to the story line of 2011. The Washington D.C. gridlock, U.S. debt downgrade, European sovereign debt issues and other geopolitical events weighed on the U.S. equity market. The offset to these headwinds was strong U.S. corporate balance sheets, lower equity valuations, higher corporate earnings, and improving economic data towards the end of the year.

The economy continued the expansion it began in the middle of 2009, and thus far economic growth has averaged 2.4% annually since the recovery began. In 2011, just as in 2010, markets experienced a scare over lack of growth prompting the U.S. Federal Reserve (Fed) to take action. Economic output continues to move up, particularly due to the strength in capital spending. In our view, investment in other areas of the economy, such as housing, remains well below a sustainable long-term rate. We believe that as the housing market continues to work through excess inventory and pricing seeks an appropriate level, construction related spending should increase later this year.

Europe continues to be a focal point for markets as leaders attempt to address both monetary and fiscal issues with an incomplete complement of solutions. We may not have seen the worst from Europe, as our view remains the European Central Bank (ECB) will be pressed to directly monetize sovereign debt, which it has thus far stridently resisted. While Europe will likely enter a recession in 2012, our view is that the U.S. will not experience a recession in 2012, although our forecast calls for tepid domestic economic growth.

A prominent event of 2012 will be the U.S. Presidential election. The bond rating agency, Standard & Poor’s, downgraded the U.S. this past year from AAA in part due to the political impasse in Washington D.C. and poor outcome of the national debt-ceiling debate. Interestingly, 2012 marks an election year in countries representing almost half of global GDP, including China, France, Russia, South Korea, Taiwan, Egypt, Greece, Slovakia, Finland, and Venezuela. This sets an interesting political backdrop for 2012.

The discussion of economics has devolved into a discussion of politics. In a revival of this summer’s debt-ceiling debate in our nation’s capital, Congress and the Administration were again recently embroiled, this time over how to address a Social Security tax break and unemployment benefits. Not to be outdone, European leaders continue to dash from one economic summit to another publishing communiqué after communiqué in a feverish attempt to placate markets and instill confidence.

The European Union, ECB and International Monetary Fund (IMF) have continued to offer incremental approaches in response to demands of sovereign debt investors for higher yields. It appears European stakeholders are attempting a supreme balancing act – provide that which the capital markets demand or face the inability to fund current spending. However, we believe that central European authorities must not alleviate the acute pressure being felt by member nations, lest their ability to extract concessions be compromised.

There lies ahead a great debate among all the European stakeholders. The question is whether or not austerity can unwind fiscal imbalances, or should leaders focus on pro-growth policies. The early indication is a heavy dose of austerity as the European nucleus of Germany and France appear to seek this course of action. However, austerity alone appears incapable of returning the continental economy to health.

Domestically, we believe economic data continue to remain favorable. The economy is currently expanding around 2% in real terms, which in our view is neither strong enough to buffer a global economic shock or weak enough to grow overly concerned of recession. We now find ourselves more optimistic about certain areas of the economy since prior to the recession, including housing and autos. We believe that the data are finally beginning to suggest 2012 could see a meaningful upgrade in the outlook for both sectors. Manufacturing data, both domestically and abroad, signaled strength at the end of the year, and corporate earnings are closely aligned with manufacturing activity.

The U.S. equity market endured a barrage of global shocks and ended the year up slightly. While emerging markets, particularly China, have received a great deal of attention recently, many of these markets declined significantly in 2011. We believe the ability of the U.S. equity market to absorb extraneous shocks is a testament to the underlying strength of corporate profits.

We remain positive in our outlook for the domestic equity market in 2012. It appears that core inflation remains tame with little pressure from wages. Low inflation allows the Fed to retain an extremely easy monetary stance, which has primed the economy with credit and liquidity. Unfortunately, while the money supply has risen sharply, the velocity of money, or rate at which money trades hands, has yet to increase meaningfully. We believe that favorable monetary policy will continue to lubricate the economy for some period and a pick-up in the velocity of money would be a welcome sign that the economy is responding.

The equity market is closely correlated with corporate earnings and while economic activity is not robust, GDP recorded a new high in the fourth quarter of 2011. We characterized the market decline in the summer of 2010 as a growth scare, but corporate earnings continued to grow, eventually leading the market higher. The summer of 2011 witnessed a similar growth scare, from which the market began recovering prior to the U.S. debt downgrade and concerns over European sovereign debt intensified. Although we expect corporate earnings growth to be tepid in the coming year, we do not anticipate compression in the market’s price/earnings multiple – rather, we expect the market’s price/earnings multiple will expand once the growth outlook is more favorable.

We believe we are beginning to see the stabilization of housing on the horizon. Several recent data points support our view that 2012 could bring a significant upgrade in the prospect for housing. Building permits reached a three-year high in October 2011. The National Association of Home Builders published Homebuilder Sentiment Index reached a four-year high in November 2011. The vacancy rate of homes recently fell to the lowest level since mid-2006. We may initially see a bifurcated housing market with some markets, such as Nevada and California, continuing to struggle, while other areas, such as Washington D.C./Virginia and Boston, experience home price appreciation.

We remain positive on the domestic economic outlook. We believe employment is showing early signs of improvement, with the unemployment rate continuing to drop in recent readings. Consumers continue to reduce their debt loads, while also continuing to increase spending year-over-year. Corporate profit margins remain extremely high, which we believe provide traction for incremental capital spending. The wide output gap between what the economy is currently producing and its capacity to produce suggests to us that broad-based inflation will continue to be held at bay.

We remain positive with regard to corporate profit growth and anticipate the equity market to continue to follow the trend of corporate profits. Given the historically high levels of cash on corporate balance sheets and fewer reinvestment opportunities, we expect many companies to remain focused on returning cash to shareholders through both dividends and share repurchases. We also would not be surprised to see an increase in merger activity. We believe the rate of corporate profit growth will be hampered by sluggish global demand and the potential reversal of domestic tailwinds which have included accelerated capital spending incentives and incremental fiscal stimulus.

We believe that the market volatility we experienced in 2011 will most likely remain a part of the environment in 2012. As investors this can be frustrating in the short-run, particularly when it is accompanied by high correlation among stocks. However, experience has taught us that patience can be a significant advantage when investing in such an environment. We continue to identify companies which we believe have the ability to reinvest internally generated cash flow back into the business at increasing rates of return. We believe the current environment is allowing us to build positions in high quality companies at attractive valuations.

LKCM Equity Fund

The LKCM Equity Fund outperformed the S&P 500 Index for the year ended December 31, 2011. The Fund benefited from stock selection in the Energy, Industrials, Consumer Discretionary, Information Technology and Financials sectors, while stock selection in the Healthcare and Consumer Staples sectors detracted from the Fund’s returns. Our decision to underweight the Financials sector also enhanced the Fund’s returns, but our underweight positions in the Utilities and Consumer Staples sectors and overweight position in the Materials sector detracted from the Fund’s returns. We believe the Fund is well positioned with a focus on quality companies that can continue to add value for the Fund’s shareholders in the upcoming year.

Total Return Year Ended December 31, 2011
LKCM Equity Fund	3.30%
S&P 500 Index	2.11%

LKCM Small Cap Equity Fund

The LKCM Small Cap Equity Fund outperformed the Russell 2000 Index during the year ended December 31, 2011. The Fund’s outperformance relative to the benchmark resulted from our stock selection decisions, while sector allocation decisions slightly detracted from the Fund’s returns. We remained optimistic about the underlying economic trends during the year and were underweight the defensive sectors, Utilities and Consumer Staples, which were the two best performing sectors during 2011. Our stock selection, particularly in the Consumer Discretionary, Energy, Industrials, Financials and Materials sectors, drove the Fund’s outperformance relative to the benchmark during the year.

Total Return Year Ended December 31, 2011
LKCM Small Cap Equity Fund	4.47%
Russell 2000 Index	-4.18%

LKCM Small-Mid Cap Equity Fund

The LKCM Small-Mid Cap Equity Fund outperformed the Russell 2500 Index for the period from May 2, 2011, the inception date of the Fund, through December 31, 2011. The Fund benefited from stock selection decisions while sector allocation decisions detracted from the Fund’s returns. We remained optimistic about the underlying economic trends during the year and were underweight the defensive sectors, Utilities and Consumer Staples, which were the two best performing sectors during 2011. Our stock selection, particularly in the Energy and Information Technology sectors, enhanced the Fund’s returns, while our stock selection decisions in the Financials, Telecommunications and Industrials sectors detracted from the Fund’s returns.

Total Return Since Inception (May 2, 2011 through December 31, 2011)
LKCM Small-Mid Cap Equity Fund	-11.40%
Russell 2500 Index	-12.83%

LKCM Balanced Fund

The LKCM Balanced Fund’s blend of equity and fixed income securities, along with stock selection, benefited the Fund during the year ended December 31, 2011. Our stock selection decisions in the Energy, Consumer Discretionary, Information Technology and Materials sectors benefited the Fund’s returns, while stock selection decisions in the Healthcare and Consumer Staples sectors detracted from the Fund’s returns. The Fund continued to focus its holdings of fixed income securities on investment grade corporate bonds, which generated income for the Fund and dampened the overall volatility of the Fund’s returns during the year.

Total Return Year Ended December 31, 2011
LKCM Balanced Fund	3.16%
S&P 500 Index	2.11%
Barclays Capital U.S. Intermediate Government/ Credit Bond Index	5.80%

LKCM Fixed Income Fund

The LKCM Fixed Income Fund is managed to provide current income. The Fund primarily invests in a portfolio of investment grade corporate bonds as well as government securities with short and intermediate maturities. While the Fund’s overweight position in corporate bonds relative to government securities added to the Fund’s returns during the first half of the year, it detracted from the Fund’s returns during the second half of the year as the European debt crises triggered a flight to quality that resulted in the outperformance of U.S. Treasuries across the curve despite the historic downgrade of the U.S. sovereign debt rating for the first time in history. The Fund’s defensive average duration (3.3 years) relative to the average duration of the benchmark (4.0 years) also benefited the Fund’s returns during the first half year, although it detracted from the Fund’s returns during the second half of the year. The Fund benefited from overweight positions in the Energy and Information Technology sectors and an underweight position in the Financials sector.

Total Return Year Ended December 31, 2011
LKCM Fixed Income Fund	4.22%
Barclays Capital U.S. Intermediate Government/ Credit Bond Index	5.80%

J. Luther King, Jr., CFA

February 8, 2012

The information provided herein represents the opinion of J. Luther King, Jr. and is not intended to be a forecast of future events, a guarantee of future results, nor investment advice.

Please refer to the Schedule of Investments found on pages 15-27 of the report for more information on Fund holdings. Fund holdings and sector allocations are subject to change and are not recommendations to buy or sell any securities.

Mutual fund investing involves risk. Principal loss is possible. Past performance is not a guarantee of future results. Small and medium capitalization funds typically carry additional risks, since smaller companies generally have a higher risk of failure, and, historically, their stocks have experienced a greater degree of market volatility than stocks on average. Investments in debt securities typically decrease in value when interest rates rise. This risk is greater for longer-term debt securities. These risks are discussed in the Fund’s summary and statutory prospectuses.

Current and future portfolio holdings are subject to risk.

Diversification does not assure a profit nor protect against loss in a declining market.

Earnings growth is not a measure of the Fund’s future performance.

Duration is a commonly used measure of the potential volatility of the price of a debt security, or the aggregate market value of a portfolio of debt securities, prior to maturity. Securities with a longer duration generally have more volatile prices than securities of comparable quality with a shorter duration.

Cash flow measures the cash generating capability of a company by adding non-cash charges (e.g. depreciation) and interest expense to pretax income.

Earnings multiple: The earnings multiple of a stock, also called the price/earnings (P/E) ratio, is the share price divided by the earnings per share. The earnings multiple is often based on the prior twelve months of earnings data.

Must be preceded or accompanied by a prospectus.

Quasar Distributors, LLC, distributor.

PERFORMANCE:

The following information illustrates the historical performance of LKCM Small Cap Equity Fund as of December 31, 2011 compared to the Fund’s representative market indices.

Performance data quoted represents past performance; past performance does not guarantee future results. The graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM.

An index is an unmanaged portfolio and does not trade or incur any expenses. One can not invest in an unmanaged index.

AVERAGE ANNUAL TOTAL RETURN

	Past 1 Year	Past 5 Years	Past 10 Years	Since Inception(1)
LKCM Small Cap Equity Fund – Institutional Class	4.47%	2.16%	7.82%	10.76%
Russell 2000 Index	-4.18%	0.15%	5.62%	7.96%
Lipper Small-Cap Core Funds Index	-3.81%	1.32%	5.81%	9.20%

(1)	July 14, 1994

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM SMALL CAP EQUITY FUND – INSTITUTIONAL CLASS

(for the ten years ended December 31, 2011)

The Russell 2000 Index is an unmanaged index consisting of the 2,000 smallest companies in the Russell 3000 Index.

The Lipper Small-Cap Core Funds Index is an index of small cap core mutual funds tracked by Lipper, Inc.

AVERAGE ANNUAL TOTAL RETURN

	Past 1 Year	Past 3 Years	Past 5 Years	Since Inception(1)
LKCM Small Cap Equity Fund – Adviser Class	4.19%	22.10%	1.89%	9.22%
Russell 2000 Index	-4.18%	15.63%	0.15%	7.18%
Lipper Small-Cap Core Funds Index	-3.81%	17.60%	1.32%	8.09%

(1)	June 5, 2003

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM SMALL CAP EQUITY FUND – ADVISER CLASS

(for the period from June 5, 2003 through December 31, 2011)

The Russell 2000 Index is an unmanaged index consisting of the 2,000 smallest companies in the Russell 3000 Index.

The Lipper Small-Cap Core Funds Index is an index of small cap core mutual funds tracked by Lipper, Inc.

PERFORMANCE:

The following information illustrates the historical performance of LKCM Small-Mid Cap Equity Fund as of December 31, 2011 compared to the Fund’s representative market indices.

Performance data quoted represents past performance; past performance does not guarantee future results. The graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM.

An index is an unmanaged portfolio and does not trade or incur any expenses. One can not invest in an unmanaged index.

AVERAGE ANNUAL TOTAL RETURN

Since Inception(1)
LKCM Small-Mid Cap Equity Fund	-11.40%
Russell 2500 Index	-12.83%
Lipper Small-Cap Core Funds Index	-12.77%

(1)	May 2, 2011

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM SMALL-MID CAP EQUITY FUND

(for the period from May 2, 2011 to December 31, 2011)

The Russell 2500 Index is an unmanaged index consisting of the 2,500 smallest companies in the Russell 3000 Index.

The Lipper Small-Cap Core Funds Index is an index of small cap core mutual funds tracked by Lipper, Inc.

PERFORMANCE:

The following information illustrates the historical performance of LKCM Equity Fund as of December 31, 2011 compared to the Fund’s representative market indices.

Performance data quoted represents past performance; past performance does not guarantee future results. The graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM.

An index is an unmanaged portfolio and does not trade or incur any expenses. One can not invest in an unmanaged index.

AVERAGE ANNUAL TOTAL RETURN

	Past 1 Year	Past 5 Years	Past 10 Years	Since Inception(1)
LKCM Equity Fund – Institutional Class	3.30%	3.18%	4.60%	6.97%
S&P 500 Index	2.11%	-0.25%	2.92%	6.41%
Lipper Large-Cap Core Funds Index	0.09%	-0.60%	2.16%	5.48%

(1)	January 3, 1996

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM EQUITY FUND – INSTITUTIONAL CLASS

(for the ten years ended December 31, 2011)

The S&P 500 Index is an unmanaged capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The Lipper Large-Cap Core Funds Index is an index of large cap core mutual funds tracked by Lipper, Inc.

PERFORMANCE:

The following information illustrates the historical performance of LKCM Balanced Fund as of December 31, 2011 compared to the Fund’s representative market indices.

Performance data quoted represents past performance; past performance does not guarantee future results. The graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM.

An index is an unmanaged portfolio and does not trade or incur any expenses. One can not invest in an unmanaged index.

AVERAGE ANNUAL TOTAL RETURN

	Past 1 Year	Past 5 Years	Past 10 Years	Since Inception(1)
LKCM Balanced Fund	3.16%	3.98%	4.64%	4.99%
Barclays Capital U.S. Intermediate Government/Credit Bond Index	5.80%	5.88%	5.20%	5.70%
S&P 500 Index	2.11%	-0.25%	2.92%	3.69%
Lipper Mixed-Asset Target Allocation Growth Funds Index	-0.54%	1.32%	4.44%	4.72%

(1)	December 30, 1997

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM BALANCED FUND

(for the ten years ended December 31, 2011)

The Barclays Capital U.S. Intermediate Government/Credit Bond Index is an unmanaged market value weighted index measuring both the principal price changes of, and income provided by, the underlying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; remaining maturity of one to ten years; minimum outstanding par value of $250 million; rated investment grade or higher by Moody’s Investors Service or equivalent; must be dollar denominated and non-convertible; and must be publicly issued.

The Lipper Mixed-Asset Target Allocation Growth Funds Index is an unmanaged index consisting of funds tracked by Lipper, Inc. that, by portfolio practice, maintain a mix of between 60%-80% equity securities, with the remainder invested in bonds, cash and cash equivalents.

The S&P 500 Index is an unmanaged capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

PERFORMANCE:

The following information illustrates the historical performance of LKCM Fixed Income Fund as of December 31, 2011 compared to the Fund’s representative market indices.

Performance data quoted represents past performance; past performance does not guarantee future results. The graph and table do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling 1-800-688-LKCM.

An index is an unmanaged portfolio and does not trade or incur any expenses. One can not invest in an unmanaged index.

AVERAGE ANNUAL TOTAL RETURN

	Past 1 Year	Past 5 Years	Past 10 Years	Since Inception(1)
LKCM Fixed Income Fund	4.22%	5.92%	4.76%	5.29%
Barclays Capital U.S. Intermediate Government/Credit Bond Index	5.80%	5.88%	5.20%	5.70%
Lipper Short Intermediate Investment-Grade Debt Funds Index	3.99%	4.80%	4.29%	4.87%

(1)	December 30, 1997

A HYPOTHETICAL $10,000 INVESTMENT IN LKCM FIXED INCOME FUND

(for the ten years ended December 31, 2011)

The Barclays Capital U.S. Intermediate Government/Credit Bond Index is an unmanaged market value weighted index measuring both the principal price changes of, and income provided by, the underlying universe of securities that comprise the index. Securities included in the index must meet the following criteria: fixed as opposed to variable rate; remaining maturity of one to ten years; minimum outstanding par value of $250 million; rated investment grade or higher by Moody’s Investors Service or equivalent; must be dollar denominated and non-convertible; and must be publicly issued.

The Lipper Short Intermediate Investment-Grade Debt Funds Index is an index of short intermediate investment grade mutual funds tracked by Lipper, Inc.

LKCM Funds Expense Example — December 31, 2011

As a shareholder of the Funds, you incur two types of costs: (1) transaction costs, including redemption fees; and (2) ongoing costs, including management fees, distribution and/or service (12b-1) fees and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Funds and to compare these costs with the ongoing costs of investing in other mutual funds. The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period (7/1/11-12/31/11).

ACTUAL EXPENSES

The first line of the tables below provides information about actual account values and actual expenses. Although the Funds charge no sales load, you will be assessed fees for outgoing wire transfers, returned checks and stop payment orders at prevailing rates charged by U.S. Bancorp Fund Services, LLC, the Funds’ transfer agent. If you request that a redemption be made by wire transfer, currently a $15.00 fee is charged by the Funds’ transfer agent. You will be charged a redemption fee equal to 1.00% of the net amount of the redemption if you redeem your shares of the LKCM Small Cap Equity, Small-Mid Cap Equity, Equity, Balanced and Fixed Income Funds within 30 days of purchase. To the extent the Funds invest in shares of other investment companies as part of their investment strategies, you will indirectly bear your proportionate share of any fees and expenses charged by the underlying funds in which the Funds invest in addition to the expenses of the Funds. Actual expenses of the underlying funds are expected to vary among the various underlying funds. These expenses are not included in the example below. The example below includes management fees, registration fees and other expenses. However, the example below does not include portfolio trading commissions and related expenses and other extraordinary expenses as determined under generally accepted accounting principles. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

HYPOTHETICAL EXAMPLES FOR COMPARISON PURPOSES

The second line of the tables below provides information about hypothetical account values and hypothetical expenses based on the Funds’ actual expense ratios and an assumed rate of return of 5% per year before expenses, which are not the Funds’ actual returns. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Funds and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds. Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as redemption fees. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactions costs were included, your costs would have been higher.

	LKCM Small Cap Equity Fund – Institutional Class
	Beginning Account Value 7/1/11	Ending Account Value 12/31/11	Expenses Paid During Period* 7/1/11 – 12/31/11
Actual	$1,000.00	$905.20	$4.56
Hypothetical (5% return before expense)	$1,000.00	$1,020.42	$4.84

*	Expenses are equal to the Fund’s annualized net expense ratio of 0.95%, multiplied by the average account value over the period, multiplied by 184/365 to reflect the one-half year period.

	LKCM Small Cap Equity Fund – Adviser Class
	Beginning Account Value 7/1/11	Ending Account Value 12/31/11	Expenses Paid During Period* 7/1/11 – 12/31/11
Actual	$1,000.00	$904.10	$5.76
Hypothetical (5% return before expense)	$1,000.00	$1,019.16	$6.11

*	Expenses are equal to the Fund’s annualized net expense ratio of 1.20%, multiplied by the average account value over the period, multiplied by 184/365 to reflect the one-half year period.

	LKCM Small-Mid Cap Equity Fund
	Beginning Account Value 7/1/11	Ending Account Value 12/31/11	Expenses Paid During Period* 7/1/11 – 12/31/11
Actual	$1,000.00	$898.60	$4.79
Hypothetical (5% return before expense)	$1,000.00	$1,020.16	$5.09

* Expenses are equal to the Fund’s annualized net expense ratio of 1.00%, multiplied by the average account value over the period, multiplied by 184/365 to reflect the one-half year period.

	LKCM Equity Fund
	Beginning Account Value 7/1/11	Ending Account Value 12/31/11	Expenses Paid During Period* 7/1/11 – 12/31/11
Actual	$1,000.00	$963.80	$3.96
Hypothetical (5% return before expense)	$1,000.00	$1,021.17	$4.08

* Expenses are equal to the Fund’s annualized net expense ratio of 0.80%, multiplied by the average account value over the period, multiplied by 184/365 to reflect the one-half year period.

	LKCM Balanced Fund
	Beginning Account Value 7/1/11	Ending Account Value 12/31/11	Expenses Paid During Period* 7/1/11 – 12/31/11
Actual	$1,000.00	$975.70	$3.98
Hypothetical (5% return before expense)	$1,000.00	$1,021.17	$4.08

* Expenses are equal to the Fund’s annualized net expense ratio of 0.80%, multiplied by the average account value over the period, multiplied by 184/365 to reflect the one-half year period.

	LKCM Fixed Income Fund
	Beginning Account Value 7/1/11	Ending Account Value 12/31/11	Expenses Paid During Period* 7/1/11 – 12/31/11
Actual	$1,000.00	$1,018.70	$3.31
Hypothetical (5% return before expense)	$1,000.00	$1,021.93	$3.31

*	Expenses are equal to the Fund’s annualized net expense ratio of 0.65%, multiplied by the average account value over the period, multiplied by 184/365 to reflect the one-half year period.

ALLOCATION OF PORTFOLIO HOLDINGS — LKCM Funds — December 31, 2011

Percentages represent market value as a percentage of total investments.

LKCM SMALL CAP EQUITY FUND

SCHEDULE OF INVESTMENTS

December 31, 2011

	Shares	Value
COMMON STOCKS - 95.0%
Aerospace & Defense - 1.7%
Hexcel Corporation (a)	596,250	$14,435,213

Air Freight & Logistics - 0.9%
UTI Worldwide, Inc. (b)	586,625	7,796,246

Auto Components - 1.6%
Group 1 Automotive, Inc.	256,550	13,289,290

Banks - 4.5%
Home Bancshares Inc.	278,725	7,221,765
Prosperity Bancshares, Inc.	249,700	10,075,395
Texas Capital Bancshares, Inc. (a)	320,975	9,825,045
Umpqua Holdings Corporation	812,550	10,067,494

		37,189,699

Capital Markets - 1.2%
Greenhill & Co., Inc.	275,900	10,034,483

Commercial Services & Supplies - 2.0%
Insperity, Inc.	371,525	9,418,159
Interface, Inc. - Class A	623,975	7,200,671

		16,618,830

Communications Equipment - 5.8%
Brocade Communications Systems, Inc. (a)	1,875,275	9,732,677
Ciena Corporation (a)	617,800	7,475,380
Infinera Corporation (a)	1,004,375	6,307,475
Ixia (a)	601,575	6,322,553
Loral Space & Communications Inc. (a)	116,150	7,535,812
NICE Systems Limited - ADR (a) (b)	306,450	10,557,203

		47,931,100

Consumer Finance - 2.4%
Cash America International, Inc.	224,625	10,474,264
First Cash Financial Services, Inc. (a)	279,151	9,795,408

		20,269,672

Containers & Packaging - 1.0%
Silgan Holdings Inc.	216,725	8,374,254

Distributors - 0.8%
LKQ Corporation (a)	219,100	6,590,528

Diversified Consumer Services - 0.9%
American Public Education Inc. (a)	180,900	7,829,352

Electrical Equipment & Instruments - 4.6%
Belden Inc.	287,725	9,575,488
Franklin Electric Co., Inc.	203,840	8,879,270
II-VI, Incorporated (a)	532,950	9,784,962
Woodward Inc.	250,275	10,243,756

		38,483,476

Electronic Equipment & Instruments - 2.7%
Anixter International Inc. (a)	128,950	7,690,578
National Instruments Corporation	323,025	8,382,499
Rofin-Sinar Technologies, Inc. (a)	274,700	6,276,895

		22,349,972

	Shares	Value
COMMON STOCKS
Energy Equipment & Services - 2.5%
Atwood Oceanics, Inc. (a)	151,800	$6,040,122
CARBO Ceramics Inc.	60,925	7,513,880
Dril-Quip, Inc. (a)	104,075	6,850,217

		20,404,219

Food & Drug Retailing - 1.2%
Ruddick Corporation	224,000	9,551,360

Health Care Equipment & Supplies - 7.7%
Cyberonics, Inc. (a)	120,473	4,035,845
DexCom Inc. (a)	964,500	8,979,495
Endologix, Inc. (a)	625,900	7,185,332
GNC Holdings, Inc. - Class A (a)	375,925	10,883,029
MWI Veterinary Supply, Inc. (a)	187,200	12,437,568
PerkinElmer, Inc.	340,025	6,800,500
Zoll Medical Corporation (a)	211,700	13,375,206

		63,696,975

Health Care Providers & Services - 6.1%
Catalyst Health Solutions, Inc. (a)	178,120	9,262,240
Computer Programs and Systems, Inc.	91,700	4,686,787
Health Management Associates Inc. - Class A (a)	843,400	6,215,858
HMS Holdings Corporation (a)	426,150	13,628,277
PSS World Medical, Inc. (a)	290,625	7,030,219
Team Health Holdings, Inc. (a)	445,975	9,842,668

		50,666,049

Hotels, Restaurants & Leisure - 0.5%
BJ’s Restaurants, Inc. (a)	89,525	4,057,273

Household Durables - 1.5%
Select Comfort Corporation (a)	385,525	8,362,037
Tempur-Pedic International Inc. (a)	70,550	3,705,992

		12,068,029

Industrial Conglomerates - 1.0%
Raven Industries, Inc.	131,725	8,153,778

Insurance - 1.3%
AmTrust Financial Services, Inc.	445,139	10,572,051

Internet Software & Services - 2.6%
The Active Network, Inc. (a)	485,270	6,599,672
LivePerson, Inc. (a)	523,700	6,572,435
LogMeIn, Inc. (a)	210,625	8,119,594

		21,291,701

Machinery - 8.5%
Actuant Corporation - Class A	368,975	8,372,043
Albany International Corporation - Class A	343,375	7,938,830
Astec Industries, Inc. (a)	273,025	8,794,135
Chart Industries, Inc. (a)	116,300	6,288,341
CLARCOR Inc.	198,050	9,900,519
EnPro Industries, Inc. (a)	237,125	7,820,383
The Middleby Corporation (a)	109,550	10,302,082

The accompanying notes are an integral part of these financial statements.

LKCM SMALL CAP EQUITY FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2011

	Shares	Value
COMMON STOCKS
Machinery - 8.5%, Continued
Westport Innovations Inc. (a) (b)	338,146	$11,239,973

		70,656,306

Marine - 1.2%
Kirby Corporation (a)	154,600	10,178,864

Media - 1.0%
Cinemark Holdings, Inc.	427,150	7,898,003

Metals & Mining - 2.9%
Carpenter Technology Corporation	278,725	14,348,763
Haynes International, Inc.	184,728	10,086,149

		24,434,912

Oil & Gas & Consumable Fuels - 6.6%
Approach Resources Inc. (a)	457,578	13,457,369
Gulfport Energy Corporation (a)	310,095	9,132,298
Kodiak Oil & Gas Corporation (a) (b)	453,975	4,312,762
Northern Oil & Gas, Inc. (a)	276,275	6,625,074
Oasis Petroleum Inc. (a)	300,950	8,754,636
Rosetta Resources, Inc. (a)	276,228	12,015,918

		54,298,057

Pharmaceuticals - 0.8%
Endo Pharmaceuticals Holdings Inc. (a)	187,750	6,483,007

Real Estate - 0.8%
FirstService Corporation (a) (b)	256,684	6,799,559

Semiconductor Equipment & Products - 1.1%
Cirrus Logic, Inc. (a)	556,600	8,822,110

Software - 4.4%
Aspen Technology, Inc. (a)	624,200	10,829,870
Interactive Intelligence Group, Inc. (a)	186,975	4,285,467
MicroStrategy Incorporated - Class A (a)	81,062	8,780,636
Pegasystems Inc.	303,233	8,915,050
TIBCO Software Inc. (a)	155,650	3,721,592

		36,532,615

Specialty Retail - 7.8%
bebe stores, inc.	274,738	2,288,567
DSW Inc. - Class A	224,200	9,911,882
Genesco Inc. (a)	173,900	10,736,586
Hibbett Sports Inc. (a)	241,753	10,922,401
Monro Muffler Brake, Inc.	256,783	9,960,613
Sonic Automotive, Inc. - Class A	672,125	9,954,171
Ulta Salon, Cosmetics & Fragrance, Inc. (a)	62,525	4,059,123
Vera Bradley, Inc. (a)	206,600	6,662,850

		64,496,193

Textiles, Apparel & Luxury Goods - 1.7%
Crocs, Inc. (a)	513,750	7,588,087
The Warnaco Group, Inc. (a)	125,825	6,296,283

		13,884,370

Thrifts & Mortgage Finance - 1.2%
Capitol Federal Financial Inc.	879,900	10,154,046

	Shares	Value
COMMON STOCKS
Trading Companies & Distributors - 1.6%
WESCO International, Inc. (a)	249,600	$13,231,296

Wireless Telecommunication Services - 0.9%
Leap Wireless International, Inc. (a)	848,975	7,886,978

TOTAL COMMON STOCKS (Cost $621,000,056)		787,409,866

SHORT-TERM INVESTMENTS - 5.2%
Money Market Funds (c) - 5.2%
Dreyfus Government Cash Management Fund - Institutional Shares - 0.00%	19,130,969	19,130,969
Federated Government Obligations Fund - Institutional Shares - 0.01%	23,576,179	23,576,179

TOTAL SHORT-TERM INVESTMENTS (Cost $42,707,148)		42,707,148

Total Investments - 100.2% (Cost $663,707,204)		830,117,014
Liabilities in Excess of Other Assets - (0.2)%		(1,713,497)

TOTAL NET ASSETS - 100.0%		$828,403,517

ADR American Depository Receipt.

(a)	Non-income producing security.
(b)	U.S. Dollar-denominated foreign security.
(c)	The rate quoted is the annualized seven-day yield of the fund at period end.

The Global Industry Classification Standard (GICS®) was developed by and/or is the exclusive property of MSCI, Inc. and Standard & Poor Financial Services LLC (“S&P”). GICS is a service mark of MSCI and S&P and has been licensed for use by U.S. Bancorp Fund Services, LLC.

The accompanying notes are an integral part of these financial statements.

LKCM SMALL-MID CAP EQUITY FUND

SCHEDULE OF INVESTMENTS

December 31, 2011

	Shares	Value
COMMON STOCKS - 96.8%
Aerospace & Defense - 4.7%
BE Aerospace, Inc. (a)	15,120	$585,295
Hexcel Corporation (a)	21,955	531,531

		1,116,826

Air Freight & Logistics - 1.6%
UTI Worldwide, Inc. (b)	27,825	369,794

Auto Components - 2.1%
Gentex Corporation	16,510	488,531

Banks - 3.7%
Comerica Incorporated	16,200	417,960
Prosperity Bancshares, Inc.	11,675	471,086

		889,046

Capital Markets - 2.1%
Affiliated Managers Group, Inc. (a)	5,175	496,541

Chemicals - 2.0%
FMC Corporation	5,400	464,616

Commercial Services & Supplies - 1.6%
Waste Connections, Inc.	11,825	391,881

Communications Equipment - 4.3%
Brocade Communications
Systems, Inc. (a)	94,820	492,116
F5 Networks, Inc. (a)	4,925	522,641

		1,014,757

Consumer Finance - 1.7%
Cash America International, Inc.	8,675	404,515

Containers & Packaging - 1.7%
Silgan Holdings Inc.	10,575	408,618

Distributors - 2.6%
LKQ Corporation (a)	20,840	626,867

Diversified Financials - 1.8%
The NASDAQ OMX Group, Inc. (a)	17,700	433,827

Electrical Equipment & Instruments - 2.4%
AMETEK, Inc.	13,520	569,192

Electronic Equipment & Instruments - 5.3%
Anixter International Inc. (a)	6,850	408,534
National Instruments Corporation	15,750	408,713
Trimble Navigation Limited (a)	10,125	439,425

		1,256,672

Energy Equipment & Services - 3.4%
CARBO Ceramics Inc.	2,975	366,907
Core Laboratories N.V. (b)	3,890	443,265

		810,172

Health Care Equipment & Supplies - 3.2%
IDEXX Laboratories, Inc. (a)	5,350	411,736
PerkinElmer, Inc.	17,425	348,500

		760,236

	Shares	Value
COMMON STOCKS
Health Care Providers & Services - 7.4%
Allscripts Healthcare Solutions, Inc. (a)	20,900	$395,846
Catalyst Health Solutions, Inc. (a)	8,800	457,600
Health Management Associates Inc. - Class A (a)	42,350	312,119
HMS Holdings Corporation (a)	18,400	588,432

		1,753,997

Household Durables - 2.0%
Williams-Sonoma, Inc.	12,450	479,325

Insurance - 1.8%
AmTrust Financial Services, Inc.	17,700	420,375

Leisure Equipment & Products - 2.0%
Polaris Industries Inc.	8,415	471,072

Machinery - 5.8%
Actuant Corporation - Class A	17,700	401,613
Gardner Denver Inc.	6,885	530,558
Valmont Industries, Inc.	4,890	443,963

		1,376,134

Marine - 2.0%
Kirby Corporation (a)	7,150	470,756

Metals & Mining - 1.8%
Carpenter Technology Corporation	8,275	425,997

Oil & Gas & Consumable Fuels - 6.2%
Oasis Petroleum Inc. (a)	13,975	406,533
Rosetta Resources, Inc. (a)	12,260	533,310
SM Energy Company	7,425	542,767

		1,482,610

Pharmaceuticals - 1.9%
Endo Pharmaceuticals Holdings Inc. (a)	13,125	453,206

Semiconductor Equipment & Products - 2.1%
Cirrus Logic, Inc. (a)	31,405	497,769

Software - 7.0%
ANSYS, Inc. (a)	8,025	459,672
Nuance Communications, Inc. (a)	28,325	712,657
TIBCO Software Inc. (a)	20,445	488,840

		1,661,169

Specialty Retail - 8.1%
Dick’s Sporting Goods, Inc. (a)	13,780	508,206
DSW Inc. - Class A	10,560	466,858
Tractor Supply Company	8,145	571,372
Ulta Salon, Cosmetics & Fragrance, Inc. (a)	5,950	386,274

		1,932,710

Textiles, Apparel & Luxury Goods - 1.3%
Deckers Outdoor Corporation (a)	3,950	298,502

Trading Companies & Distributors - 2.4%
WESCO International, Inc. (a)	10,600	561,906

The accompanying notes are an integral part of these financial statements.

LKCM SMALL-MID CAP EQUITY FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2011

	Shares	Value
COMMON STOCKS
Wireless Telecommunication Services - 0.8%
MetroPCS Communications, Inc. (a)	22,000	$190,960

TOTAL COMMON STOCKS (Cost $21,931,550)		22,978,579

SHORT-TERM INVESTMENTS - 3.3%
Money Market Funds (c) - 3.3%
Dreyfus Government Cash Management Fund - Institutional Shares, 0.00%	80,358	80,358
Federated Government Obligations Fund - Institutional Shares, 0.01%	711,000	711,000

TOTAL SHORT-TERM INVESTMENTS (Cost $791,358)		791,358

Total Investments - 100.1% (Cost $22,722,908)		23,769,937
Liabilities in Excess of Other Assets - (0.1)%		(15,431)

TOTAL NET ASSETS - 100.0%		$23,754,506

(a)	Non-income producing security.
(b)	U.S. Dollar-denominated foreign security.
(c)	The rate quoted is the annualized seven-day yield of the fund at period end.

The Global Industry Classification Standard (GICS®) was developed by and/or is the exclusive property of MSCI, Inc. and Standard & Poor Financial Services LLC (“S&P”). GICS is a service mark of MSCI and S&P and has been licensed for use by U.S. Bancorp Fund Services, LLC.

The accompanying notes are an integral part of these financial statements.

LKCM EQUITY FUND

SCHEDULE OF INVESTMENTS

December 31, 2011

	Shares	Value
COMMON STOCKS - 96.9%
Aerospace & Defense - 3.2%
Honeywell International Inc.	34,400	$1,869,640
Rockwell Collins, Inc.	25,400	1,406,398

		3,276,038

Auto Components - 0.8%
Gentex Corporation	26,000	769,340

Banks - 8.0%
Comerica Incorporated	47,100	1,215,180
Cullen/Frost Bankers, Inc.	38,350	2,029,099
Glacier Bancorp, Inc.	28,000	336,840
Hancock Holding Company	47,830	1,529,125
Prosperity Bancshares, Inc.	26,000	1,049,100
Texas Capital Bancshares, Inc. (a)	18,000	550,980
Wells Fargo & Company	56,050	1,544,738

		8,255,062

Beverages - 2.9%
The Coca-Cola Company	20,000	1,399,400
PepsiCo, Inc.	24,000	1,592,400

		2,991,800

Biotechnology - 1.6%
Celgene Corporation (a)	25,000	1,690,000

Chemicals - 6.4%
Airgas, Inc.	13,000	1,015,040
E. I. du Pont de Nemours and Company	35,000	1,602,300
FMC Corporation	26,000	2,237,040
Monsanto Company	24,000	1,681,680

		6,536,060

Commercial Services & Supplies - 1.0%
Waste Connections, Inc.	30,000	994,200

Computers & Peripherals - 4.3%
Apple Inc. (a)	3,090	1,251,450
EMC Corporation (a)	59,400	1,279,476
International Business Machines Corporation	10,000	1,838,800

		4,369,726

Construction & Engineering - 0.5%
Foster Wheeler AG (a) (b)	29,000	555,060

Construction Materials - 1.7%
Martin Marietta Materials, Inc.	23,260	1,754,037

Containers & Packaging - 1.3%
Ball Corporation	36,550	1,305,200

Diversified Financial Services - 1.5%
JPMorgan Chase & Co.	45,630	1,517,197

Electrical Equipment & Instruments - 4.1%
Emerson Electric Co.	37,600	1,751,784
Franklin Electric Co., Inc.	24,000	1,045,440
Roper Industries, Inc.	15,990	1,389,051

		4,186,275

	Shares	Value
COMMON STOCKS
Electronic Equipment & Instruments - 2.7%
National Instruments Corporation	49,300	$1,279,335
Trimble Navigation Limited (a)	35,000	1,519,000

		2,798,335

Energy Equipment & Services - 0.5%
National Oilwell Varco Inc.	8,000	543,920

Food & Drug Retailing - 1.1%
Walgreen Company	33,000	1,090,980

Health Care Equipment & Supplies - 5.0%
Covidien plc (b)	30,000	1,350,300
DENTSPLY International Inc.	40,000	1,399,600
PerkinElmer, Inc.	65,920	1,318,400
Thermo Fisher Scientific, Inc. (a)	23,000	1,034,310

		5,102,610

Hotels, Restaurants & Leisure - 0.8%
Yum! Brands, Inc.	14,000	826,140

Household Durables - 1.5%
Jarden Corporation	50,440	1,507,147

Household Products - 4.9%
Colgate-Palmolive Company	8,600	794,554
Kimberly-Clark Corporation	24,460	1,799,278
The Procter & Gamble Company	36,810	2,455,595

		5,049,427

Industrial Conglomerates - 0.8%
Raven Industries, Inc.	13,000	804,700

Insurance - 0.6%
Prudential Financial, Inc.	12,000	601,440

Internet Catalog & Retail - 1.0%
Amazon.com, Inc. (a)	6,000	1,038,600

Internet Software & Services - 2.9%
Akamai Technologies, Inc. (a)	45,000	1,452,600
Google Inc. - Class A (a)	2,300	1,485,570

		2,938,170

Machinery - 4.1%
Danaher Corporation	35,000	1,646,400
Pall Corporation	18,300	1,045,845
Valmont Industries, Inc.	17,000	1,543,430

		4,235,675

Marine - 2.2%
Kirby Corporation (a)	34,000	2,238,560

Media - 1.4%
Cinemark Holdings, Inc.	25,000	462,250
Time Warner Inc.	27,200	983,008

		1,445,258

Metals & Mining - 1.6%
Newmont Mining Corporation	13,000	780,130

The accompanying notes are an integral part of these financial statements.

LKCM EQUITY FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2011

	Shares	Value
COMMON STOCKS
Metals & Mining - 1.6%, Continued
Titanium Metals Corporation	60,000	$898,800

		1,678,930

Oil & Gas & Consumable Fuels - 11.1%
Cabot Oil & Gas Corporation	19,650	1,491,435
ConocoPhillips	27,010	1,968,219
Encana Corporation (b)	40,000	741,200
EOG Resources, Inc.	13,000	1,280,630
Exxon Mobil Corporation	30,070	2,548,733
Noble Energy, Inc.	10,000	943,900
Range Resources Corporation	18,000	1,114,920
SM Energy Company	8,000	584,800
The Williams Companies, Inc.	20,000	660,400

		11,334,237

Pharmaceuticals - 6.0%
Abbott Laboratories	25,000	1,405,750
Allergan, Inc.	9,300	815,982
Johnson & Johnson	29,820	1,955,596
Pfizer Inc.	93,530	2,023,989

		6,201,317

Road & Rail - 1.7%
Kansas City Southern (a)	8,500	578,085
Union Pacific Corporation	11,000	1,165,340

		1,743,425

Software - 4.1%
Adobe Systems Incorporated (a)	45,000	1,272,150
Microsoft Corporation	22,000	571,120
Nuance Communications, Inc. (a)	45,000	1,132,200
Oracle Corporation	48,900	1,254,285

		4,229,755

Specialty Retail - 4.5%
PetSmart, Inc.	32,000	1,641,280
Tiffany & Co.	18,000	1,192,680
Tractor Supply Company	25,000	1,753,750

		4,587,710

Textiles, Apparel & Luxury Goods - 1.1%
VF Corporation	9,000	1,142,910

TOTAL COMMON STOCKS (Cost $82,109,814)		99,339,241

	Shares	Value
SHORT-TERM INVESTMENT - 2.7%
Money Market Fund (c) - 2.7%
Federated Government Obligations Fund - Institutional Shares, 0.01%	2,820,015	$2,820,015

TOTAL SHORT-TERM INVESTMENT (Cost $2,820,015)		2,820,015

Total Investments - 99.6% (Cost $84,929,829)		102,159,256
Other Assets in Excess of Liabilities - 0.4%		388,345

TOTAL NET ASSETS - 100.0%		$102,547,601

(a)	Non-income producing security.
(b)	U.S. Dollar-denominated foreign security.
(c)	The rate quoted is the annualized seven-day yield of the fund at period end.

The Global Industry Classification Standard (GICS®) was developed by and/or is the exclusive property of MSCI, Inc. and Standard & Poor Financial Services LLC (“S&P”). GICS is a service mark of MSCI and S&P and has been licensed for use by U.S. Bancorp Fund Services, LLC.

The accompanying notes are an integral part of these financial statements.

LKCM BALANCED FUND

SCHEDULE OF INVESTMENTS

December 31, 2011

	Shares	Value
COMMON STOCKS - 72.1%
Aerospace & Defense - 1.6%
General Dynamics Corporation	1,400	$92,974
Rockwell Collins, Inc.	3,600	199,332

		292,306

Air Freight & Logistics - 1.0%
United Parcel Service, Inc. - Class B	2,600	190,294

Banks - 3.7%
Comerica Incorporated	9,500	245,100
Cullen/Frost Bankers, Inc.	3,900	206,349
Wells Fargo & Company	8,471	233,461

		684,910

Beverages - 2.4%
The Coca-Cola Company	2,900	202,913
PepsiCo, Inc.	3,600	238,860

		441,773

Biotechnology - 1.7%
Celgene Corporation (a)	3,800	256,880
Charles River Laboratories International, Inc. (a)	2,000	54,660

		311,540

Chemicals - 4.8%
Air Products and Chemicals, Inc.	1,900	161,861
Airgas, Inc.	3,000	234,240
E. I. du Pont de Nemours and Company	3,200	146,496
FMC Corporation	2,400	206,496
Monsanto Company	1,900	133,133

		882,226

Commercial Services & Supplies - 1.1%
Waste Management, Inc.	6,100	199,531

Communications Equipment - 0.4%
Harris Corporation	2,200	79,288

Computers & Peripherals - 4.4%
Apple Inc. (a)	875	354,375
EMC Corporation (a)	8,600	185,244
International Business Machines Corporation	1,500	275,820

		815,439

Construction Materials - 1.1%
Martin Marietta Materials, Inc.	2,700	203,607

Containers & Packaging - 1.1%
Ball Corporation	5,700	203,547

Diversified Financial Services - 0.6%
JPMorgan Chase & Co.	3,500	116,375

Diversified Telecommunication Services - 1.2%
AT&T Inc.	7,400	223,776

Electrical Equipment & Instruments - 0.8%
Emerson Electric Co.	3,200	149,088

	Shares	Value
COMMON STOCKS
Electronic Equipment & Instruments - 1.1%
National Instruments Corporation	7,500	$194,625

Energy Equipment & Services - 1.0%
Schlumberger Limited (b)	2,700	184,437

Food & Drug Retailing - 3.1%
CVS Caremark Corporation	4,700	191,666
Walgreen Company	4,100	135,546
Wal-Mart Stores, Inc.	4,300	256,968

		584,180

Health Care Equipment & Supplies - 2.2%
Covidien plc (b)	4,600	207,046
PerkinElmer, Inc.	3,400	68,000
Thermo Fisher Scientific, Inc. (a)	3,100	139,407

		414,453

Health Care Providers & Services - 2.2%
Catalyst Health Solutions, Inc. (a)	4,500	234,000
Express Scripts, Inc. (a)	3,800	169,822

		403,822

Household Products - 3.0%
Colgate-Palmolive Company	2,200	203,258
Kimberly-Clark Corporation	2,100	154,476
The Procter & Gamble Company	3,100	206,801

		564,535

Industrial Conglomerates - 0.6%
General Electric Company	5,900	105,669

Insurance - 0.7%
Prudential Financial, Inc.	2,600	130,312

Internet Catalog & Retail - 1.2%
Amazon.com, Inc. (a)	1,300	225,030

Internet Software & Services - 2.1%
Akamai Technologies, Inc. (a)	5,100	164,628
Google Inc. - Class A (a)	350	226,065

		390,693

IT Consulting & Services - 2.0%
Accenture plc - Class A (b)	3,200	170,336
Automatic Data Processing, Inc.	3,700	199,837

		370,173

Machinery - 2.4%
Danaher Corporation	4,900	230,496
Pall Corporation	3,800	217,170

		447,666

Media - 3.9%
CBS Corporation - Class B	8,500	230,690
DIRECTTV - Class A (a)	3,300	141,108
Time Warner Inc.	5,800	209,612
The Walt Disney Company	4,000	150,000

		731,410

The accompanying notes are an integral part of these financial statements.

LKCM BALANCED FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2011

	Shares	Value
COMMON STOCKS
Multiline Retail - 0.8%
Kohl’s Corporation	3,100	$152,985

Oil & Gas & Consumable Fuels - 9.9%
Cabot Oil & Gas Corporation	2,500	189,750
Chevron Corporation	2,095	222,908
Devon Energy Corporation	2,400	148,800
EOG Resources, Inc.	1,900	187,169
Exxon Mobil Corporation	3,732	316,324
Pioneer Natural Resources Company	2,200	196,856
Range Resources Corporation	2,500	154,850
SM Energy Company	2,400	175,440
The Williams Companies, Inc.	7,700	254,254

		1,846,351

Personal Products - 0.9%
Avon Products, Inc.	9,700	169,459

Pharmaceuticals - 1.8%
Abbott Laboratories	4,100	230,543
Teva Pharmaceutical Industries Ltd. - ADR (b)	2,500	100,900

		331,443

Software - 3.1%
Adobe Systems Incorporated (a)	6,700	189,409
Nuance Communications, Inc. (a)	9,400	236,504
Oracle Corporation	5,500	141,075

		566,988

Specialty Retail - 2.0%
The Home Depot, Inc.	4,400	184,976
O’Reilly Automotive, Inc. (a)	2,300	183,885

		368,861

Textiles, Apparel & Luxury Goods - 1.0%
VF Corporation	1,400	177,786

Thrifts & Mortgage Finance - 1.2%
Capitol Federal Financial Inc.	19,500	225,030

TOTAL COMMON STOCKS (Cost $10,063,470)		13,379,608

	Principal Amount
CORPORATE BONDS - 27.7%
Air Freight & Logistics - 0.3%
United Parcel Service, Inc.
3.875%, 04/01/2014	$50,000	53,378

Banks - 0.6%
Wells Fargo & Company
3.75%, 10/01/2014	100,000	105,641

Beverages - 1.2%
The Coca-Cola Company
5.35%, 11/15/2017	100,000	120,206

	Principal Amount	Value
CORPORATE BONDS
Beverages - 1.2%, Continued
PepsiCo, Inc.
4.65%, 02/15/2013	$100,000	$104,654

		224,860

Biotechnology - 1.1%
Celgene Corporation
2.45%, 10/15/2015	200,000	202,798

Capital Markets - 1.2%
The Bank of New York Mellon Corporation
3.10%, 01/15/2015	175,000	182,666
The Goldman Sachs Group, Inc.
5.50%, 11/15/2014	35,000	36,083

		218,749

Chemicals - 2.2%
Airgas, Inc.
3.25%, 10/01/2015	125,000	128,719
E. I. du Pont de Nemours and Company
3.25%, 01/15/2015	75,000	80,041
Eastman Chemical Company
3.00%, 12/15/2015	100,000	102,121
Praxair, Inc.
2.125%, 06/14/2013	100,000	102,035

		412,916

Computers & Peripherals - 1.4%
Hewlett-Packard Company
4.50%, 03/01/2013	100,000	102,874
International Business Machines Corporation
2.10%, 05/06/2013	150,000	153,145

		256,019

Containers & Packaging - 0.4%
Ball Corporation
7.125%, 09/01/2016
Callable 09/01/2013	75,000	81,937

Diversified Financial Services - 0.9%
JPMorgan Chase & Co.:
1.65%, 09/30/2013	100,000	100,761
2.05%, 01/24/2014	75,000	75,094

		175,855

Diversified Telecommunication Services - 1.3%
AT&T Inc.
5.10%, 09/15/2014	125,000	137,768
Verizon Communications Inc.
3.00%, 04/01/2016	100,000	104,824

		242,592

Electric Utilities - 1.3%
Duke Energy Corporation
3.95%, 09/15/2014	185,000	197,507

The accompanying notes are an integral part of these financial statements.

LKCM BALANCED FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2011

	Principal Amount	Value
CORPORATE BONDS
Electric Utilities - 1.3%, Continued
Georgia Power Company
1.30%, 09/15/2013	$50,000	$50,483

		247,990

Electrical Equipment & Instruments - 0.4%
Emerson Electric Co.
4.50%, 05/01/2013	75,000	78,461

Electronic Equipment & Instruments - 1.0%
Agilent Technologies, Inc.
2.50%, 07/15/2013	180,000	181,768

Food & Drug Retailing - 1.5%
CVS Caremark Corporation:
3.25%, 05/18/2015	50,000	52,760
5.75%, 06/01/2017	100,000	116,822
Wal-Mart Stores, Inc.
4.55%, 05/01/2013	100,000	105,580

		275,162

Food Products - 1.3%
Kraft Foods Inc.
2.625%, 05/08/2013	175,000	178,844
McCormick & Company, Incorporated
5.25%, 09/01/2013	50,000	53,556

		232,400

Health Care Equipment & Supplies - 0.9%
Covidien International Finance S.A. (b)
2.80%, 06/15/2015	50,000	51,948
Thermo Fisher Scientific, Inc.
3.20%, 05/01/2015	110,000	116,361

		168,309

Health Care Providers & Services - 0.6%
McKesson Corporation
3.25%, 03/01/2016	100,000	105,936

Industrial Conglomerates - 0.6%
General Electric Company
5.00%, 02/01/2013	100,000	104,237

Insurance - 1.0%
Berkshire Hathaway Inc.
4.85%, 01/15/2015	100,000	110,853
Prudential Financial, Inc.
2.75%, 01/14/2013	75,000	75,665

		186,518

Machinery - 0.7%
Danaher Corporation
1.30%, 06/23/2014	125,000	126,873

Media - 1.5%
DIRECTTV Holdings LLC
3.55%, 03/15/2015	100,000	104,166

	Principal Amount	Value
CORPORATE BONDS
Media - 1.5%, Continued
Time Warner Inc.
3.15%, 07/15/2015	$175,000	$182,173

		286,339

Oil & Gas & Consumable Fuels - 2.6%
Apache Corporation
5.625%, 01/15/2017	75,000	89,004
ConocoPhillips
5.50%, 04/15/2013	100,000	105,940
EOG Resources, Inc.
6.125%, 10/01/2013	100,000	108,596
Noble Energy, Inc.
5.25%, 04/15/2014	100,000	108,157
Occidental Petroleum Corporation
1.45%, 12/13/2013	75,000	76,337

		488,034

Pharmaceuticals - 1.1%
Teva Pharmaceutical Industries Ltd. (b):
1.70%, 03/21/2014	75,000	75,427
3.00%, 06/15/2015	125,000	130,277

		205,704

Semiconductor Equipment & Products - 0.6%
National Semiconductor Corporation
3.95%, 04/15/2015	100,000	108,103

Software - 2.0%
Adobe Systems Incorporated
3.25%, 02/01/2015	200,000	210,089
Oracle Corporation
3.75%, 07/08/2014	150,000	161,419

		371,508

TOTAL CORPORATE BONDS (Cost $4,968,881)		5,142,087

	Shares
SHORT-TERM INVESTMENT - 0.0%
Money Market Fund (c) - 0.0%
Federated Government Obligations Fund - Institutional Shares, 0.01%	2,038	2,038

TOTAL SHORT-TERM INVESTMENT (Cost $2,038)		2,038

Total Investments - 99.8% (Cost $15,034,389)		18,523,733
Other Assets in Excess of Liabilities - 0.2%		36,017

TOTAL NET ASSETS - 100.0%		$18,559,750

ADR American Depository Receipt.

(a)	Non-income producing security.
(b)	U.S. Dollar-denominated foreign security.
(c)	The rate quoted is the annualized seven-day yield of the fund at period end.

The Global Industry Classification Standard (GICS®) was developed by and/or is the exclusive property of MSCI, Inc. and Standard & Poor Financial Services LLC (“S&P”). GICS is a service mark of MSCI and S&P and has been licensed for use by U.S. Bancorp Fund Services, LLC.

The accompanying notes are an integral part of these financial statements.

LKCM FIXED INCOME FUND

SCHEDULE OF INVESTMENTS

December 31, 2011

	Principal Amount	Value
CORPORATE BONDS - 91.6%
Aerospace & Defense - 3.2%
General Dynamics Corporation:
4.25%, 05/15/2013	$250,000	$262,284
5.25%, 02/01/2014	225,000	245,626
5.375%, 08/15/2015	1,375,000	1,573,052
Honeywell International Inc.:
4.25%, 03/01/2013	1,300,000	1,356,599
3.875%, 02/15/2014	270,000	288,214
Lockheed Martin Corporation
7.65%, 05/01/2016	1,250,000	1,529,940
Rockwell Collins, Inc.
4.75%, 12/01/2013	430,000	456,222

		5,711,937

Air Freight & Logistics - 0.4%
United Parcel Service, Inc.
3.875%, 04/01/2014	625,000	667,221

Banks - 1.2%
Bank of America Corporation:
7.375%, 05/15/2014	1,000,000	1,037,418
5.375%, 06/15/2014	1,025,000	1,020,796

		2,058,214

Beverages - 3.2%
Anheuser-Busch Inbev Worldwide Inc.
3.00%, 10/15/2012	2,000,000	2,031,698
The Coca-Cola Company:
3.625%, 03/15/2014	400,000	426,034
5.35%, 11/15/2017	1,500,000	1,803,096
PepsiCo, Inc.:
4.65%, 02/15/2013	1,035,000	1,083,169
7.90%, 11/01/2018	214,000	289,317

		5,633,314

Biotechnology - 2.7%
Celgene Corporation
2.45%, 10/15/2015	3,619,000	3,669,630
Gilead Sciences, Inc.
4.50%, 04/01/2021	1,000,000	1,062,247

		4,731,877

Building Products - 1.7%
Masco Corporation:
5.875%, 07/15/2012	1,645,000	1,669,630
7.125%, 03/15/2020	1,350,000	1,364,548

		3,034,178

Capital Markets - 2.6%
The Bank of New York Mellon Corporation
3.10%, 01/15/2015	738,000	770,328
Goldman Sachs Group, Inc.
5.125%, 01/15/2015	1,000,000	1,022,822

	Principal Amount	Value
CORPORATE BONDS
Capital Markets - 2.6%, Continued
Morgan Stanley:
4.50%, 08/30/2015	$1,000,000	$933,208
5.00%, 08/31/2025
Callable 02/29/2012	2,000,000	1,834,164

		4,560,522

Chemicals - 5.3%
Airgas, Inc.:
2.85%, 10/01/2013	1,160,000	1,182,258
3.25%, 10/01/2015	1,669,000	1,718,653
E. I. du Pont de Nemours and Company
3.25%, 01/15/2015	1,775,000	1,894,305
Eastman Chemical Company
3.00%, 12/15/2015	2,625,000	2,680,671
The Lubrizol Corporation
5.50%, 10/01/2014	1,579,000	1,759,871
Praxair, Inc.
5.25%, 11/15/2014	200,000	224,619

		9,460,377

Commercial Services & Supplies - 0.6%
Republic Services, Inc.
5.50%, 09/15/2019	1,000,000	1,155,917

Communications Equipment - 2.6%
Cisco Systems, Inc.:
2.90%, 11/17/2014	340,000	359,944
5.50%, 02/22/2016	1,000,000	1,164,825
4.95%, 02/15/2019	700,000	812,701
Harris Corporation:
5.00%, 10/01/2015	1,088,000	1,181,984
6.375%, 06/15/2019	900,000	1,027,261

		4,546,715

Computers & Peripherals - 2.7%
Dell Inc.
5.625%, 04/15/2014	750,000	822,872
Hewlett-Packard Company:
4.25%, 02/24/2012	200,000	200,908
6.50%, 07/01/2012	700,000	719,130
4.50%, 03/01/2013	1,295,000	1,332,218
International Business Machines Corporation
5.70%, 09/14/2017	1,500,000	1,818,579

		4,893,707

Containers & Packaging - 4.3%
Ball Corporation:
7.125%, 09/01/2016
Callable 09/01/2013	1,825,000	1,993,812
6.625%, 03/15/2018
Callable 02/13/2012	1,900,000	1,957,000
5.75%, 05/15/2021
Callable 11/15/2015	2,000,000	2,105,000

The accompanying notes are an integral part of these financial statements.

LKCM FIXED INCOME FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2011

	Principal Amount	Value
CORPORATE BONDS
Containers & Packaging - 4.3%, Continued
Packaging Corp. of America
5.75%, 08/01/2013	$1,500,000	$1,581,338

		7,637,150

Diversified Financial Services - 1.3%
JPMorgan Chase & Co.
4.25%, 10/15/2020	2,325,000	2,345,590

Diversified Telecommunication Services - 5.8%
AT&T Inc.
5.10%, 09/15/2014	1,750,000	1,928,755
CenturyLink, Inc.:
5.15%, 06/15/2017	2,000,000	1,984,692
6.15%, 09/15/2019	1,402,000	1,410,544
6.45%, 06/15/2021	2,000,000	2,007,194
Verizon Communications Inc.:
5.25%, 04/15/2013	275,000	290,280
5.55%, 02/15/2016	1,000,000	1,145,339
3.00%, 04/01/2016	490,000	513,635
5.50%, 02/15/2018	875,000	1,021,433

		10,301,872

Electric Utilities - 0.6%
Southern Power Co.
4.875%, 07/15/2015	1,050,000	1,150,034

Electrical Equipment & Instruments - 0.2%
Emerson Electric Co.
4.50%, 05/01/2013	425,000	444,611

Electronic Equipment & Instruments - 0.8%
Agilent Technologies, Inc.
2.50%, 07/15/2013	1,400,000	1,413,751

Energy Equipment & Services - 1.0%
Weatherford International, Inc.
6.35%, 06/15/2017	1,550,000	1,733,658

Food & Drug Retailing - 5.3%
CVS Caremark Corporation:
4.875%, 09/15/2014	330,000	361,099
3.25%, 05/18/2015	1,000,000	1,055,194
5.75%, 06/01/2017	2,750,000	3,212,611
Sysco Corporation
4.20%, 02/12/2013	1,175,000	1,219,222
Walgreen Company
4.875%, 08/01/2013	1,955,000	2,086,575
Wal-Mart Stores, Inc.
4.55%, 05/01/2013	1,400,000	1,478,117

		9,412,818

Food Products - 1.3%
Kraft Foods Inc.
2.625%, 05/08/2013	750,000	766,474
McCormick & Company, Incorporated
5.25%, 09/01/2013	1,450,000	1,553,117

		2,319,591

	Principal Amount	Value
CORPORATE BONDS
Health Care Equipment & Supplies - 2.7%
Covidien International Finance S.A. (a)
1.875%, 06/15/2013	$1,550,000	$1,565,275
DENTSPLY International Inc.
2.75%, 08/15/2016	1,270,000	1,283,573
Medtronic, Inc.
4.50%, 03/15/2014	900,000	969,975
Thermo Fisher Scientific, Inc.
3.25%, 11/20/2014	900,000	953,683

		4,772,506

Health Care Providers & Services - 2.5%
Express Scripts, Inc.:
5.25%, 06/15/2012	1,000,000	1,019,019
6.25%, 06/15/2014	1,000,000	1,090,559
McKesson Corporation
3.25%, 03/01/2016	2,275,000	2,410,033

		4,519,611

Hotels, Restaurants & Leisure - 0.7%
McDonald’s Corporation
5.35%, 03/01/2018	1,000,000	1,196,500

Household Durables - 2.5%
Jarden Corporation:
8.00%, 05/01/2016
Callable 05/01/2013	1,000,000	1,085,000
7.50%, 05/01/2017	1,900,000	2,023,500
7.50%, 01/15/2020
Callable 01/15/2015	1,340,000	1,433,800

		4,542,300

Household Products - 0.6%
The Procter & Gamble Company
8.00%, 09/01/2024
Putable 09/1/2014	775,000	1,151,612

Industrial Conglomerates - 1.8%
3M Co.
4.375%, 08/15/2013	1,500,000	1,595,093
General Electric Company
5.00%, 02/01/2013	1,600,000	1,667,792

		3,262,885

Insurance - 2.5%
Berkshire Hathaway Inc.
4.85%, 01/15/2015	1,225,000	1,357,944
Prudential Financial, Inc.:
3.625%, 09/17/2012	1,375,000	1,396,559
2.75%, 01/14/2013	1,700,000	1,715,081

		4,469,584

IT Consulting & Services - 0.6%
Western Union Company
5.93%, 10/01/2016	1,000,000	1,127,938

The accompanying notes are an integral part of these financial statements.

LKCM FIXED INCOME FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2011

	Principal Amount	Value
CORPORATE BONDS
Media - 3.6%
DIRECTTV Holdings LLC
3.55%, 03/15/2015	$1,265,000	$1,317,696
Time Warner Inc.
3.15%, 07/15/2015	3,175,000	3,305,140
The Walt Disney Company
5.625%, 09/15/2016	1,500,000	1,778,616

		6,401,452

Metals & Mining - 0.3%
Alcoa Inc.
5.55%, 02/01/2017	500,000	533,770

Multiline Retail - 2.8%
Family Dollar Stores, Inc.
5.00%, 02/01/2021	4,500,000	4,639,572
Kohl’s Corporation
6.25%, 12/15/2017	282,000	336,436

		4,976,008

Oil & Gas & Consumable Fuels - 12.2%
Anadarko Petroleum Corporation:
5.95%, 09/15/2016	2,000,000	2,269,452
6.375%, 09/15/2017	2,000,000	2,321,086
Apache Corporation
6.25%, 04/15/2012	1,593,000	1,616,975
ConocoPhillips
4.75%, 10/15/2012	875,000	901,300
Devon Energy Corporation
2.40%, 07/15/2016
Callable 6/15/2016	1,630,000	1,670,711
Enterprise Products Operating LLC:
4.60%, 08/01/2012	1,525,000	1,547,657
3.20%, 02/01/2016	1,845,000	1,911,914
EOG Resources, Inc.:
6.125%, 10/01/2013	1,500,000	1,628,936
2.95%, 06/01/2015	1,200,000	1,255,025
Noble Energy, Inc.
5.25%, 04/15/2014	1,500,000	1,622,358
Noble Holding International Ltd (a)
3.45%, 08/01/2015	3,665,000	3,816,115
Peabody Energy Corporation
6.50%, 09/15/2020	500,000	527,500
Range Resources Corporation
8.00%, 05/15/2019
Callable 5/15/2014	500,000	560,000

		21,649,029

Pharmaceuticals - 3.2%
Eli Lilly & Company
4.20%, 03/06/2014	950,000	1,018,429
Teva Pharmaceutical Industries Ltd. (a):
1.70%, 03/21/2014	425,000	427,424
3.00%, 06/15/2015	2,030,000	2,115,694
5.55%, 02/01/2016	1,860,000	2,104,432

		5,665,979

	Principal Amount	Value
CORPORATE BONDS
Road & Rail - 0.6%
Burlington Northern
Santa Fe Corporation
5.65%, 05/01/2017	$185,000	$213,749
Norfolk Southern Corporation
5.257%, 09/17/2014	750,000	827,772

		1,0 41,521

Semiconductor Equipment & Products - 3.0%
Analog Devices, Inc.
3.00%, 04/15/2016	1,050,000	1,107,756
Applied Materials, Inc.
2.65%, 06/15/2016	1,717,000	1,759,607
National Semiconductor Corporation
3.95%, 04/15/2015	2,275,000	2,459,348

		5,326,711

Software - 3.4%
Adobe Systems Incorporated
3.25%, 02/01/2015	2,175,000	2,284,724
Microsoft Corporation
2.95%, 06/01/2014	1,910,000	2,030,128
Oracle Corporation
3.75%, 07/08/2014	1,650,000	1,775,606

		6,090,458

Specialty Retail - 1.8%
Lowe’s Companies, Inc.
5.00%, 10/15/2015	525,000	588,923
O’Reilly Automotive, Inc.
4.875%, 01/14/2021
Callable 10/14/2020	1,000,000	1,065,943
The Sherwin-Williams Company
3.125%, 12/15/2014	1,450,000	1,528,984

		3,183,850

TOTAL CORPORATE BONDS (Cost $154,501,026)		163,124,768

	Shares
PREFERRED STOCKS - 2.3%
Capital Markets - 1.2%
The Goldman Sachs Group, Inc.	40,000	666,800
Merrill Lynch Preferred Capital Trust III
Callable 02/10/2012	75,000	1,494,000

		2,160,800

Diversified Financial Services - 1.1%
JPMorgan Chase Capital XIV
Callable 02/10/2012	75,000	1,903,500

TOTAL PREFERRED STOCKS (Cost $4,701,733)		4,064,300

The accompanying notes are an integral part of these financial statements.

LKCM FIXED INCOME FUND

SCHEDULE OF INVESTMENTS, CONTINUED

December 31, 2011

	Principal Amount	Value
U.S. GOVERNMENT & AGENCY ISSUES - 3.6%
Fannie Mae - 0.6%
5.00%, 03/15/2016	$1,000,000	$1,166,448

Federal Home Loan Bank - 1.0%
5.50%, 08/13/2014	500,000	563,874
4.875%, 05/17/2017	1,000,000	1,187,849

		1,751,723

Freddie Mac - 0.3%
5.125%, 11/17/2017	500,000	602,827

U.S. Treasury Inflation Indexed Bonds - 0.7%
3.375%, 01/15/2012	1,275,150	1,276,346

U.S. Treasury Notes - 1.0%
4.25%, 11/15/2014	500,000	555,235
4.25%, 08/15/2015	500,000	566,680
4.50%, 02/15/2016	500,000	578,164

		1,700,079

TOTAL U.S. GOVERNMENT & AGENCY ISSUES (Cost $5,805,774)		6,497,423

SHORT-TERM INVESTMENTS - 1.3%
Corporate Bonds - 0.7%
Enterprise Products Operating LLC
4.60%, 08/01/2012	300,000	304,457
Goldman Sachs Group, Inc.
5.70%, 09/01/2012	1,000,000	1,017,770

		1,322,227

	Shares
Money Market Fund (b) - 0.6%
Federated Government Obligations Fund - Institutional Shares, 0.01%	1,024,156	1,024,156

TOTAL SHORT-TERM INVESTMENTS (Cost $2,344,309)		2,346,383

Total Investments - 98.8% (Cost $167,352,842)		176,032,874
Other Assets in Excess of Liabilities - 1.2%		2,082,970

TOTAL NET ASSETS - 100.0%		$178,115,844

(a)	U.S. Dollar-denominated foreign security.
(b)	The rate quoted is the annualized seven-day yield of the fund at period end.

The Global Industry Classification Standard (GICS®) was developed by and/or is the exclusive property of MSCI, Inc. and Standard & Poor Financial Services LLC (“S&P”). GICS is a service mark of MSCI and S&P and has been licensed for use by U.S. Bancorp Fund Services, LLC.

The accompanying notes are an integral part of these financial statements.

STATEMENT OF ASSETS AND LIABILITIES

December 31, 2011

	LKCM	LKCM	LKCM	LKCM	LKCM
	Small Cap	Small-Mid Cap	Equity	Balanced	Fixed
	Equity Fund	Equity Fund	Fund	Fund	Income Fund
Assets:
Investments, at value*	$830,117,014	$23,769,937	$102,159,256	$18,523,733	$176,032,874
Cash	—	—	6,800	—	—
Dividends and interest receivable	275,586	7,184	68,564	63,409	2,047,568
Receivable from Adviser	—	5,349	—	—	—
Receivable for fund shares sold	1,144,537	12,500	467,398	1,280	275,282
Other assets	57,489	30	15,175	4,686	22,618

Total assets	831,594,626	23,795,000	102,717,193	18,593,108	178,378,342

Liabilities:
Payable for investment advisory fees	1,521,121	—	126,368	15,660	194,884
Payable for investments purchased	1,080,867	—	—	—	—
Payable for fund shares redeemed	276,208	77	95	76	74
Administration expense payable	110,296	7,580	14,657	3,441	23,662
Professional fees payable	69,745	4,487	10,783	5,185	17,943
Distribution expense payable	23,909	—	—	—	—
Accrued expenses and other liabilities	108,963	28,350	17,689	8,996	25,935

Total liabilities	3,191,109	40,494	169,592	33,358	262,498

Net assets	$828,403,517	$23,754,506	$102,547,601	$18,559,750	$178,115,844

Net assets consist of:
Paid in capital	$663,988,087	$23,407,347	$85,222,607	$15,549,896	$169,322,353
Undistributed net investment income	—	—	631	107	—
Accumulated net realized gain (loss) on securities	(1,994,380)	(699,870)	94,936	(479,597)	113,459
Net unrealized appreciation on investments	166,409,810	1,047,029	17,229,427	3,489,344	8,680,032

Net assets	$828,403,517	$23,754,506	$102,547,601	$18,559,750	$178,115,844

INSTITUTIONAL CLASS**
Net assets	$785,279,919	$23,754,506	$102,547,601	$18,559,750	$178,115,844
Shares of beneficial interest outstanding (unlimited shares of no par value authorized)	34,981,117	2,682,025	6,685,460	1,277,271	16,136,186
Net asset value per share (offering and redemption price)	$22.45	$8.86	$15.34	$14.53	$11.04

ADVISER CLASS
Net assets	$43,123,598
Shares of beneficial interest outstanding (unlimited shares of no par value authorized)	1,970,863
Net asset value per share (offering and redemption price)	$21.88

* Cost of Investments	$663,707,204	$22,722,908	$84,929,829	$15,034,389	$167,352,842

**	Currently, only the Small Cap Equity , Small-Mid Cap Equity and Equity Funds offer a second class.

The accompanying notes are an integral part of these financial statements.

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2011

	LKCM Small Cap Equity Fund	LKCM Small-Mid Cap Equity Fund(1)	LKCM Equity Fund	LKCM Balanced Fund	LKCM Fixed Income Fund
Investment Income:
Dividends*	$4,891,144	$53,857	$1,330,247	$221,509	$182,208
Interest	2,348	91	465	154,365	6,617,989

Total income	4,893,492	53,948	1,330,712	375,874	6,800,197

Expenses:
Investment advisory fees	5,981,096	68,556	607,186	123,676	843,965
Distribution expense - Adviser Class (Note B)	100,358	—	—	—	—
Administrative fees	658,074	29,706	80,627	20,325	135,595
Accounting and transfer agent fees and expenses	313,193	46,071	73,021	43,138	94,272
Professional fees	160,798	5,072	20,344	7,201	36,333
Custody fees and expenses	100,283	13,781	12,100	5,855	17,749
Trustees’ fees	91,210	280	8,800	2,150	22,058
Federal and state registration	87,136	30,095	41,242	10,840	26,754
Reports to shareholders	41,115	1,506	3,678	1,034	4,078
Other	144,215	905	14,852	3,314	30,138

Total expenses	7,677,478	195,972	861,850	217,533	1,210,942
Less, expense waiver and/or reimbursement (Note B)	—	(104,564)	(167,923)	(65,317)	(113,787)

Net expenses	7,677,478	91,408	693,927	152,216	1,097,155

Net investment income (loss)	(2 ,783,986)	(37,460)	636,785	223,658	5,703,042

Realized and Unrealized Gain (Loss) on Investments:
Net realized gain (loss) on investments	69,601,456	(699,870)	847,915	(4,518)	917,718
Net change in unrealized appreciation/depreciation on investments	(35,091,526)	1,047,029	1,370,417	271,728	230,560

Net Realized and Unrealized Gain on Investments	34,509,930	347,159	2,218,332	267,210	1,148,278

Net Increase in Net Assets Resulting from Operations	$31,725,944	$309,699	$2,855,117	$490,868	$6,851,320

* Net of foreign taxes withheld	$5,861	$213	$2,400	$391	$—

(1)	For the period May 2, 2011 (commencement of operations) through December 31, 2011.

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN NET ASSETS

	LKCM		LKCM
	Small Cap		Small-Mid Cap
	Equity Fund		Equity Fund
			May 2, 2011(1)
	Year Ended	Year Ended	through
	December 31,	December 31,	December 31,
	2011	2010	2011
Operations:
Net investment loss	$(2,783,986)	$(2,412,517)	$(37,460)
Net realized gain (loss) on investments	69,601,456	61,883,308	(699,870)
Net change in unrealized appreciation/depreciation on investments	(35,091,526)	123,384,121	1,047,029

Net increase in net assets resulting from operations	31,725,944	182,854,912	309,699

Net increase (decrease) in net assets from Fund share transactions (Note C)	62,042,933	(13,111,435)	23,444,807

Total increase in net assets	93,768,877	169,743,477	23,754,506

Net Assets:
Beginning of period	734,634,640	564,891,163	—

End of period	$828,403,517	$734,634,640	$23,754,506

(1)	Commencement of operations.

	LKCM Equity Fund		LKCM Balanced Fund
	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Operations:
Net investment income	$636,785	$356,369	$223,658	$193,174
Net realized gain (loss) on investments	847,915	2,560,907	(4,518)	241,576
Net change in unrealized appreciation/depreciation on investments	1,370,417	7,275,495	271,728	1,014,807

Net increase in net assets resulting from operations	2,855,117	10,192,771	490,868	1,449,557

Dividends and Distributions to Shareholders:
Net investment income	(636,154)	(363,260)	(223,616)	(194,657)
Net realized gain on investments	(1,598,383)	(361,522)	—	—

	(2,234,537)	(724,782)	(223,616)	(194,657)

Net increase in net assets from Fund share transactions (Note C)	29,557,371	13,744,831	1,806,145	1,755,123

Total increase in net assets	30,177,951	23,212,820	2,073,397	3,010,023

Net Assets:
Beginning of period	72,369,650	49,156,830	16,486,353	13,476,330

End of period*	$102,547,601	$72,369,650	$18,559,750	$16,486,353

* Including undistributed net investment income of	$631	$—	$107	$2,456

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN NET ASSETS

	LKCM
	Fixed Income Fund
	Year Ended	Year Ended
	December 31,	December 31,
	2011	2010
Operations:
Net investment income	$5,703,042	$5,688,502
Net realized gain on investments	917,718	989,099
Net change in unrealized appreciation/depreciation	230,560	2,215,990

Net increase in net assets resulting from operations	6,851,320	8,893,591

Dividends and Distributions to Shareholders:
Net investment income	(5,721,525)	(5,707,218)
Net realized gain on investments	(1,206,565)	(636,805)

	(6,928,090)	(6,344,023)

Net increase in net assets from Fund share transactions (Note C)	15,840,038	10,584,768

Total increase in net assets	15,763,268	13,134,336

Net Assets:
Beginning of period	162,352,576	149,218,240

End of period	$178,115,844	$162,352,576

The accompanying notes are an integral part of these financial statements.

FINANCIAL HIGHLIGHTS

SELECTED DATA FOR EACH SHARE OF CAPITAL STOCK OUTSTANDING

	LKCM Small Cap Equity Fund – Institutional Class
	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2011	2010	2009	2008	2007
Net Asset Value - Beginning of Period	$21.49	$16.16	$12.24	$20.03	$21.98

Net investment income (loss)(1)	(0.08)	(0.07)	(0.05)	(0.03)	0.01
Net realized and unrealized gain (loss) on investments	1.04	5.40	3.97	(7.75)	(0.17)

Total from investment operations	0.96	5.33	3.92	(7.78)	(0.16)

Dividends from net investment income	—	—	—	—	(0.00	)(2)
Distributions from net realized gains	—	—	—	(0.01)	(1.79)

Total dividends and distributions	—	—	—	(0.01)	(1.79)

Net Asset Value - End of Period	$22.45	$21.49	$16.16	$12.24	$20.03

Total Return	4.47%	32.98%	32.03%	(38.87)%	(0.76)%

Ratios and Supplemental Data:
Net assets, end of period (thousands)	$785,280	$690,511	$529,166	$385,223	$595,175
Ratio of expenses to average net assets:	0.95%	0.96%	1.00%	0.97%	0.94%
Ratio of net investment income (loss) to average net assets:	(0.33)%	(0.38)%	(0.35)%	(0.17)%	0.04%
Portfolio turnover rate(3)	50%	57%	59%	61%	60%

(1)	Net investment income (loss) per share represents net investment income (loss) divided by the average shares outstanding throughout the period.
(2)	Less than $(0.005).
(3)	Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

	LKCM Small Cap Equity Fund – Adviser Class
	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2011	2010	2009	2008	2007
Net Asset Value - Beginning of Period	$21.00	$15.83	$12.02	$19.72	$21.73

Net investment loss(1)	(0.13)	(0.11)	(0.08)	(0.07)	(0.05)
Net realized and unrealized gain (loss) on investments	1.01	5.28	3.89	(7.62)	(0.17)

Total from investment operations	0.88	5.17	3.81	(7.69)	(0.22)

Distributions from net realized gains	—	—	—	(0.01)	(1.79)

Net Asset Value - End of Period	$21.88	$21.00	$15.83	$12.02	$19.72

Total Return	4.19%	32.66%	31.70%	(39.02)%	(1.06)%

Ratios and Supplemental Data:
Net assets, end of period (thousands)	$43,124	$44,124	$35,725	$24,925	$40,465
Ratio of expenses to average net assets:	1.20%	1.21%	1.25%	1.22%	1.19%
Ratio of net investment loss to average net assets:	(0.58)%	(0.63)%	(0.60)%	(0.42)%	(0.21)%
Portfolio turnover rate(2)	50%	57%	59%	61%	60%

(1)	Net investment loss per share represents net investment loss divided by the average shares outstanding throughout the period.
(2)	Portfolio turnover is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

The accompanying notes are an integral part of these financial statements.

FINANCIAL HIGHLIGHTS

SELECTED DATA FOR EACH SHARE OF CAPITAL STOCK OUTSTANDING

	LKCM
	Small-Mid Cap
	Equity Fund
	May 2, 2011 (1)
	through
	December 31,
	2011
Net Asset Value - Beginning of Period	$10.00

Net investment loss(2)	(0.02)
Net realized and unrealized loss on investments(3)	(1.12)

Total from investment operations	(1.14)

Net Asset Value - End of Period	$8.86

Total Return	(11.40	)%(4)

Ratios and Supplemental Data:
Net assets, end of period (thousands)	$23,755
Ratio of expenses to average net assets:
Before expense waiver and/or reimbursement	2.14	%(5)
After expense waiver and/or reimbursement	1.00	%(5)
Ratio of net investment loss to average net assets:
Before expense waiver and/or reimbursement	(1.55	)%(5)
After expense waiver and/or reimbursement	(0.41	)%(5)
Portfolio turnover rate	36%

(1)	Commencement of operations.
(2)	Net investment loss per share represents net investment loss divided by the average shares outstanding throughout the period.
(3)	Due to the timing of capital share transactions, the per share amount of net realized and unrealized loss on investments varies from the amounts shown in the statement of operations.
(4)	Not annualized.
(5)	Annualized.

	LKCM Equity Fund
	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2011	2010	2009	2008	2007
Net Asset Value - Beginning of Period	$15.18	$13.02	$10.33	$15.38	$14.43

Net investment income	0.11 (1)	0.08	0.10	0.16	0.16
Net realized and unrealized gain (loss) on investments	0.39	2.24	2.69	(5.05)	1.42

Total from investment operations	0.50	2.32	2.79	(4.89)	1.58

Dividends from net investment income	(0.10)	(0.08)	(0.10)	(0.16)	(0.16)
Distributions from net realized gains	(0.24)	(0.08)	—	—	(0.47)

Total dividends and distributions	(0.34)	(0.16)	(0.10)	(0.16)	(0.63)

Net Asset Value - End of Period	$15.34	$15.18	$13.02	$10.33	$15.38

Total Return	3.30%	17.77%	27.01%	(31.80)%	10.96%

Ratios and Supplemental Data:
Net assets, end of period (thousands)	$102,548	$72,370	$49,157	$36,677	$53,743
Ratio of expenses to average net assets:
Before expense waiver and/or reimbursement	0.99%	1.04%	1.13%	1.06%	1.01%
After expense waiver and/or reimbursement	0.80%	0.80%	0.80%	0.80%	0.80%
Ratio of net investment income to average net assets:
Before expense waiver and/or reimbursement	0.54%	0.39%	0.62%	0.85%	0.82%
After expense waiver and/or reimbursement	0.73%	0.63%	0.95%	1.11%	1.03%
Portfolio turnover rate	20%	23%	26%	31%	26%

(1)	Net investment income per share represents net investment income divided by the average shares outstanding throughout the period.

The accompanying notes are an integral part of these financial statements.

FINANCIAL HIGHLIGHTS

SELECTED DATA FOR EACH SHARE OF CAPITAL STOCK OUTSTANDING

	LKCM Balanced Fund
	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2011	2010	2009	2008	2007
Net Asset Value - Beginning of Period	$14.25	$13.09	$10.85	$13.84	$13.36

Net investment income	0.17	0.18	0.22	0.26	0.28
Net realized and unrealized gain (loss) on investments	0.28	1.16	2.24	(2.96)	0.82

Total from investment operations	0.45	1.34	2.46	(2.70)	1.10

Dividends from net investment income	(0.17)	(0.18)	(0.22)	(0.28)	(0.28)
Distributions from net realized gains	—	—	—	(0.01)	(0.34)

Total dividends and distributions	(0.17)	(0.18)	(0.22)	(0.29)	(0.62)

Net Asset Value - End of Period	$14.53	$14.25	$13.09	$10.85	$13.84

Total Return	3.16%	10.31%	22.90%	(19.70)%	8.25%

Ratios and Supplemental Data:
Net assets, end of period (thousands)	$18,560	$16,486	$13,476	$10,156	$12,191
Ratio of expenses to average net assets:
Before expense waiver and/or reimbursement	1.14%	1.25%	1.41%	1.38%	1.35%
After expense waiver and/or reimbursement	0.80%	0.80%	0.80%	0.80%	0.80%
Ratio of net investment income to average net assets:
Before expense waiver and/or reimbursement	0.83%	0.89%	1.28%	1.51%	1.51%
After expense waiver and/or reimbursement	1.17%	1.34%	1.89%	2.09%	2.06%
Portfolio turnover rate	34%	13%	22%	38%	27%

	LKCM Fixed Income Fund
	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2011	2010	2009	2008	2007
Net Asset Value - Beginning of Period	$11.03	$10.85	$10.20	$10.33	$10.19

Net investment income	0.37	0.40	0.43	0.43	0.46
Net realized and unrealized gain (loss) on investments	0.09	0.22	0.65	(0.13)	0.14

Total from investment operations	0.46	0.62	1.08	0.30	0.60

Dividends from net investment income	(0.37)	(0.40)	(0.43)	(0.43)	(0.46)
Distributions from net realized gains	(0.08)	(0.04)	—	—	—

Total dividends and distributions	(0.45)	(0.44)	(0.43)	(0.43)	(0.46)

Net Asset Value - End of Period	$11.04	$11.03	$10.85	$10.20	$10.33

Total Return	4.22%	5.82%	10.77%	2.99%	5.96%

Ratios and Supplemental Data:
Net assets, end of period (thousands)	$178,116	$162,353	$149,218	$120,674	$113,032
Ratio of expenses to average net assets:
Before expense waiver and/or reimbursement	0.72%	0.73%	0.76%	0.73%	0.72%
After expense waiver and/or reimbursement	0.65%	0.65%	0.65%	0.65%	0.65%
Ratio of net investment income to average net assets:
Before expense waiver and/or reimbursement	3.31%	3.55%	4.00%	4.15%	4.39%
After expense waiver and/or reimbursement	3.38%	3.63%	4.11%	4.23%	4.46%
Portfolio turnover rate	24%	20%	30%	23%	31%

The accompanying notes are an integral part of these financial statements.

LKCM FUNDS

NOTES TO THE FINANCIAL STATEMENTS

A. Organization and Significant Accounting Policies: LKCM Funds (the “Trust”) is registered under the Investment Company Act of 1940 (“1940 Act”) as an open-end, management investment company. The Trust was organized as a Delaware business trust on February 10, 1994 and consists of eight diversified series, five of which are presented herein and include the LKCM Small Cap Equity Fund, LKCM Small-Mid Cap Equity Fund, LKCM Equity Fund, LKCM Balanced Fund and LKCM Fixed Income Fund (collectively, the “Funds”), the assets of which are invested in separate, independently managed portfolios. Investment operations of the Funds began on July 14, 1994 (LKCM Small Cap Equity Fund), January 3, 1996 (LKCM Equity Fund), December 30, 1997 (LKCM Balanced Fund and LKCM Fixed Income Fund), and May 2, 2011 (LKCM Small-Mid Cap Equity Fund). The Small Cap Equity Fund and the Equity Fund issued a second class of shares, Adviser Class Shares, and renamed the initial class as Institutional Class Shares on May 1, 2003. The Small Cap Equity Adviser Class Shares were initially sold on June 5, 2003 and are subject to expenses pursuant to the Rule 12b-1 plan described in Note B. The Equity Fund and Small-Mid Cap Equity Fund Adviser Class Shares have not yet commenced sales. Each Fund charges a 1% redemption fee for redemptions on Fund shares held for less than 30 days.

The LKCM Small Cap Equity Fund seeks to maximize long-term capital appreciation by investing under normal circumstances at least 80% of its net assets in equity securities of smaller companies (those with market capitalizations at the time of investment between $400 million and $2.5 billion) which Luther King Capital Management Corporation (the “Adviser”) believes are likely to have above-average growth in revenue and/or earnings and potential for above-average capital appreciation. The LKCM Small-Mid Cap Equity Fund seeks to maximize long-term capital appreciation by investing under normal circumstances at least 80% of its net assets in equity securities of small-mid capitalization companies (those with market capitalizations at the time of investment between $1 billion and $7 billion) which the Adviser believes are likely to have above-average growth in revenue and/or earnings and potential for above average capital appreciation. The LKCM Equity Fund seeks to maximize long-term capital appreciation by investing under normal circumstances at least 80% of its net assets in equity securities of companies which the Adviser believes are likely to have above-average growth in revenue and/or earnings, above-average returns on shareholders’ equity and under-leveraged balance sheets, and potential for above-average capital appreciation. The LKCM Balanced Fund seeks to provide investors with current income and long-term capital appreciation by investing under normal circumstances primarily in a portfolio of equity and fixed income securities with at least 25% of the Fund’s total assets invested in fixed income securities. The LKCM Fixed Income Fund seeks to provide investors with current income by investing under normal circumstances at least 80% of its net assets in a portfolio of investment grade corporate and government fixed income securities.

The following is a summary of significant accounting policies followed by the Funds in preparation of the financial statements.

1. Security Valuation: Securities listed on a U.S. securities exchange for which market quotations are readily available are valued at the last quoted sale price taken from the exchange where the security is primarily traded. Nasdaq National Market securities are valued at the Nasdaq Official Closing Price (“NOCP”). Unlisted U.S. securities and listed U.S. securities not traded on the valuation date for which market quotations are readily available are valued at the mean of the most recent quoted bid and asked price. Securities listed on a foreign exchange for which market quotations are readily available are valued at the last quoted sales price available before the time when assets are valued. Debt securities (other than obligations having a maturity of 60 days or less) are normally valued at the mean of the bid and ask price and/or by using a combination of daily quotes or matrix evaluations provided by an independent pricing service. Debt securities purchased with remaining maturities of 60 days or less are valued at amortized cost which approximates fair value. Other assets and securities for which no quotations are readily available (including restricted securities) are valued in good faith at fair value using methods determined by the Board of Trustees. The Board has adopted specific procedures for valuing portfolio securities and delegated the implementation of these procedures to the Adviser. The procedures authorize the Adviser to make all determinations regarding the fair value of a portfolio security and to report such determinations to the Board of Trustees. The Funds may also use independent pricing services to assist in pricing portfolio securities.

The Trust has adopted accounting standards which establish an authoritative definition of fair value and set out a hierarchy for measuring fair value. These standards require additional disclosures about the various inputs and valuation techniques used to develop the measurements of fair value and a discussion of changes in valuation techniques and related inputs during the period. These standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is organized into three levels based upon the assumptions (referred to as “inputs”) used in pricing the asset or liability. These standards state that “observable inputs” reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from independent sources and “unobservable inputs” reflect an entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability. These inputs are summarized in the three broad levels listed below.

Level 1 -	Quoted unadjusted prices for identical instruments in active markets to which the Trust has access at the date of measurement.

Level 2 -	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. Level 2 inputs are those in markets for which there are few transactions, the prices are not current, little public information exists or instances where prices vary substantially over time or among brokered market makers.

Level 3 -	Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are those inputs that reflect the Trust’s own assumptions that market participants would use to price the asset or liability based on the best available information.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The following is a summary of the inputs used to value the Funds’ investments as of December 31, 2011:

LKCM Small Cap Equity Fund

Description	Level 1	Level 2	Level 3	Total
Common Stocks	$787,409,866	$—	$—	$787,409,866
Money Market Funds	42,707,148	—	—	42,707,148

Total Investments*	$830,117,014	$—	$—	$830,117,014

LKCM Small-Mid Cap Equity Fund

Description	Level 1	Level 2	Level 3	Total
Common Stocks	$22,978,579	$—	$—	$22,978,579
Money Market Funds	791,358	—	—	791,358

Total Investments*	$23,769,937	$—	$—	$23,769,937

LKCM Equity Fund

Description	Level 1	Level 2	Level 3	Total
Common Stocks	$99,339,241	$—	$—	$99,339,241
Money Market Fund	2,820,015	—	—	2,820,015

Total Investments*	$102,159,256	$—	$—	$102,159,256

LKCM Balanced Fund

Description	Level 1	Level 2	Level 3	Total
Common Stocks	$13,379,608	$—	$—	$13,379,608
Corporate Bonds	—	5,142,087	—	5,142,087
Money Market Fund	2,038	—	—	2,038

Total Investments*	$13,381,646	$5,142,087	$—	$18,523,733

LKCM Fixed Income Fund

Description	Level 1	Level 2	Level 3	Total
Preferred Stocks	$4,064,300	$—	$—	$4,064,300
Corporate Bonds	—	164,446,995	—	164,446,995
U.S. Government & Agency Issues	—	6,497,423	—	6,497,423
Money Market Fund	1,024,156	—	—	1,024,156

Total Investments*	$5,088,456	$170,944,418	$—	$176,032,874

*	Additional information regarding the industry and/or geographical classifications of these investments is disclosed in the Schedule of Investments.

There were no significant transfers into or out of Level 1, Level 2 or Level 3 fair value measurements during the reporting period, as compared to their classification from the previous annual report.

In May 2011, the FASB issued ASU No. 2011-04 “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements” in GAAP and the International Financial Reporting Standards (“ IFRS”). ASU No. 2011-04 amends FASB ASC Topic 820, Fair Value Measurements and Disclosures, to establish common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and IFRS. ASU No. 2011-04 is effective for fiscal years beginning after December 15, 2011 and for interim periods within those fiscal years. Management is currently evaluating the impact these amendments may have on the Funds’ financial statements.

In preparing these financial statements, the Trust has evaluated events after December 31, 2011 and determined that there were no significant subsequent events that would require adjustment to or additional disclosure in these financial statements.

2. Federal Income Taxes: The Funds have elected to be treated as “regulated investment companies” under Subchapter M of the Internal Revenue Code and each Fund intends to distribute all of its investment company net taxable income and net capital gains to shareholders. Therefore, no federal income tax provision is recorded.

3. Distributions to Shareholders: The LKCM Small Cap Equity, LKCM Small-Mid Cap Equity and LKCM Equity Funds generally intend to pay dividends and net capital gain distributions, if any, at least on an annual basis. The LKCM Balanced and LKCM Fixed Income Funds generally intend to pay dividends on a quarterly basis and net capital gain distributions, if any, at least on an annual basis.

4. Foreign Securities: Investing in securities of foreign companies and foreign governments involves special risks and considerations not typically associated with investing in U.S. companies and securities of the U.S. government. These risks include devaluation of currencies and future adverse political and economic developments. Moreover, securities of many foreign companies and foreign governments and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. companies and securities of the U.S. government.

5. Expense Allocation: Expenses incurred by the Funds are allocated among the Funds based upon (i) relative average net assets, (ii) a specific identification basis as incurred, or (iii) evenly among the Funds, depending on the nature of the expense. Expenses that are directly attributable to a class of shares, such as Rule 12b-1 distribution fees, are charged to that class. For multi- class Funds, income, unrealized and realized gains/losses are generally allocated between the Fund’s classes in proportion to their respective net assets.

6. Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

7. Guarantees and Indemnifications: In the normal course of business, the Funds enter into contracts with service providers that contain general indemnification clauses. The Funds’ maximum exposure under these arrangements is unknown as this would involve future claims against the Funds that have not yet occurred. Based on experience, the Funds expect the risk of loss to be remote.

8. Other: Security and shareholder transactions are recorded on the trade date. Realized gains and losses on sales of investments are calculated on the identified cost basis. Dividend income and dividends and distributions to shareholders are recorded on the ex-dividend date. Interest income is recognized on the accrual basis. All discounts and premiums are amortized on the effective interest method for tax and financial reporting purposes.

Generally accepted accounting principles require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. Accordingly, at December 31, 2011, reclassifications were recorded as follows.

	LKCM	LKCM	LKCM	LKCM	LKCM
	Small Cap	Small-Mid Cap	Equity	Balanced	Fixed
	Equity Fund	Equity Fund	Fund	Fund	Income Fund
Undistributed net investment income (loss)	$2,783,986	$37,460	$—	$(2,391)	$18,483
Accumulated gain (loss)	143,708	—	—	85	(18,483)
Paid in capital	(2,927,694)	(37,460)	—	2,306	—

B. Investment Advisory and Other Agreements: Luther King Capital Management Corporation (the “Adviser”) serves as the investment adviser to the Funds under an Investment Advisory Agreement (the “Agreement”). The Adviser receives a fee, computed daily and payable quarterly , at the annual rates presented below as applied to each Fund’s average daily net assets. The Adviser has contractually agreed to waive all or a portion of its management fee and/or reimburse the Funds through April 30, 2012 in order to limit each Fund’s operating expenses to the annual cap rates presented below. For the year ended December 31, 2011, the Adviser reimbursed the following expenses:

	LKCM		LKCM	LKCM	LKCM	LKCM
	Small Cap		Small-Mid Cap	Equity	Balanced	Fixed
	Equity Fund		Equity Fund	Fund	Fund	Income Fund
Annual Advisory Rate	0.75%		0.75%	0.70%	0.65%	0.50%
Annual Cap on Expenses	1.00	% (Inst.)	1.00%	0.80%	0.80%	0.65%
	1.25	% (Adviser)
Expenses Reimbursed in 2011	—		$104,564	$167,923	$65,317	$113,787

U.S. Bancorp Fund Services, LLC serves as transfer agent and administrator for the Trust and serves as accounting services agent for the Trust. U.S. Bank, N.A. serves as custodian for the Trust.

Distribution services are performed pursuant to a distribution contract with Quasar Distributors, LLC, the Trust’s principal underwriter.

The Small Cap Equity Fund, Small-Mid Cap Equity and the Equity Fund have adopted a Rule 12b-1 plan under which the Adviser Class of each Fund may pay up to 1.00% of its average daily net assets for distribution and other services. However, the Board of Trustees has currently only authorized a fee of 0.25% of each Fund’s average daily net assets. For the year ended December 31, 2011, fees accrued by the Small Cap Equity Fund pursuant to the 12b-1 Plan were $100,358.

C. Fund Shares: At December 31, 2011, there was an unlimited number of shares of beneficial interest, no par value, authorized. The following table summarizes the activity in shares of each Fund:

Small Cap Equity Fund

	Year Ended		Year Ended
	December 31, 2011		December 31, 2010
	Institutional Class		Institutional Class
	Shares	Amount	Shares	Amount
Shares sold	8,832,325	$201,191,471	5,489,377	$98,476,894
Shares redeemed	(5,987,585)	(135,600,658)	(6,092,221)	(108,506,942)
Redemption fee		7,239		5,068

Net increase (decrease)	2,844,740	$65,598,052	(602,844)	$(10,024,980)

Shares Outstanding:
Beginning of period	32,136,377		32,739,221

End of period	34,981,117		32,136,377

	Year Ended		Year Ended
	December 31, 2011		December 31, 2010
	Adviser Class		Adviser Class
	Shares	Amount	Shares	Amount
Shares sold	818,200	$17,753,894	475,776	$8,259,757
Shares redeemed	(948,884)	(21,309,344)	(630,622)	(11,346,214)
Redemption fee		331		2

Net decrease	(130,684)	$(3,555,119)	(154,846)	$(3,086,455)

Shares Outstanding:
Beginning of period	2,101,547		2,256,393

End of period	1,970,863		2,101,547

Total Net Increase (Decrease)		$62,042,933		$(13,111,435)

Small-Mid Cap Equity Fund

	May 2, 2011(1) through
	December 31, 2011
	Shares	Amount
Shares sold	2,908,059	$25,500,659
Shares redeemed	(226,034)	(2,055,865)
Redemption fee		13

Net increase	2,682,025	$23,444,807

Shares Outstanding:
Beginning of period	—

End of period	2,682,025

(1)	Commencement of operations.

Equity Fund

	Year Ended		Year Ended
	December 31, 2011		December 31, 2010
	Shares	Amount	Shares	Amount
Shares sold	2,438,054	$37,526,183	1,367,810	$18,874,012
Shares issued to shareholders in reinvestment of distributions	141,992	2,188,102	46,790	711,682
Shares redeemed	(663,144)	(10,157,406)	(422,222)	(5,841,007)
Redemption fee		492		144

Net increase	1,916,902	$29,557,371	992,378	$13,744,831

Shares Outstanding:
Beginning of period	4,768,558		3,776,180

End of period	6,685,460		4,768,558

Balanced Fund

	Year Ended		Year Ended
	December 31, 2011		December 31, 2010
	Shares	Amount	Shares	Amount
Shares sold	387,905	$5,695,753	190,039	$2,590,842
Shares issued to shareholders in reinvestment of distributions	15,313	221,650	14,372	192,811
Shares redeemed	(282,945)	(4,111,314)	(76,967)	(1,028,530)
Redemption fee		56		—

Net increase	120,273	$1,806,145	127,444	$1,755,123

Shares Outstanding:
Beginning of period	1,156,998		1,029,554

End of period	1,277,271		1,156,998

Fixed Income Fund

	Year Ended		Year Ended
	December 31, 2011		December 31, 2010
	Shares	Amount	Shares	Amount
Shares sold	2,238,192	$24,941,740	1,586,241	$17,619,726
Shares issued to shareholders in reinvestment of distributions	557,529	6,158,736	498,201	5,506,025
Shares redeemed	(1,372,672)	(15,260,453)	(1,129,134)	(12,541,025)
Redemption fee		15		42

Net increase	1,423,049	$15,840,038	955,308	$10,584,768

Shares Outstanding:
Beginning of period	14,713,137		13,757,829

End of period	16,136,186		14,713,137

D. Security Transactions: Purchases and sales of investment securities, other than short-term investments, for the year (since inception for Small-Mid Cap Equity Fund) ended December 31, 2011 were as follows:

	Purchases		Sales
	U.S.		U.S.
	Government	Other	Government	Other
LKCM Small Cap Equity Fund	$—	$427,411,473	$—	$389,760,903
LKCM Small-Mid Cap Equity Fund	—	27,116,379	—	4,484,959
LKCM Equity Fund	—	47,032,547	—	16,329,917
LKCM Balanced Fund	—	8,471,957	—	6,276,516
LKCM Fixed Income Fund	—	57,930,885	2,000,427	38,076,564

E. Tax Information: At December 31, 2011, the components of accumulated earnings (losses) on a tax basis were as follows:

	LKCM Small Cap Equity Fund	LKCM Small-Mid Cap Equity Fund	LKCM Equity Fund	LKCM Balanced Fund	LKCM Fixed Income Fund
Cost of Investments	$663,781,561	$22,767,967	$84,929,829	$15,034,389	$167,352,842

Gross Unrealized Appreciation	186,051,505	1,858,150	20,428,967	3,693,501	9,654,854
Gross Unrealized Depreciation	(19,716,052)	(856,180)	(3,199,540)	(204,157)	(974,822)

Net Unrealized Appreciation	$166,335,453	$1,001,970	$17,229,427	$3,489,344	$8,680,032

Undistributed Ordinary Income	—	—	631	107	1,992
Undistributed Long-Term Capital Gain	—	—	94,936	—	111,467

Total Distributable Earnings	$—	$—	$95,567	$107	$113,459

Other Accumulated Losses	$(1,920,023)	$(654,811)	$—	$(479,597)	$—

Total Accumulated Gains	$164,415,430	$347,159	$17,324,994	$3,009,854	$8,793,491

The difference between book-basis and tax-basis unrealized appreciation is attributable primarily to the tax deferral of losses on wash sales and partnerships.

At December 31, 2011, the capital loss carryforwards were as follows:

	Month/Year Realized	Month/Year Expiring	Short-Term
LKCM Small-Mid Cap Equity Fund	Unexpiring Losses		$411,663

LKCM Balanced Fund	12/2009	12/2017	$420,308

To the extent the Funds realize future net capital gains, taxable distributions will be reduced by any unused capital loss carryforwards as permitted by the Internal Revenue Code.

During the year ended December 31, 2011, the LKCM Small Cap Equity Fund and the LKCM Balanced Fund utilized capital loss carryforwards of $71,739,544 and $54,856, respectively.

At December 31, 2011, the following Funds deferred, on a tax basis, post-October losses of:

LKCM Small Cap Equity Fund	$1,920,023
LKCM Small-Mid Cap Equity Fund	$243,148
LKCM Balanced Fund	$59,289

On December 22, 2010, the Regulated Investment Modernization Act of 2010 (the “RIC Act”) was enacted, and the provisions within the RIC Act are effective for the Fund for the year ended December 31, 2011. The RIC Act modernized several of the federal income and excise tax provisions related to regulated investments companies (“RICs”). Under the RIC Act, new capital losses may be carried forward indefinitely with the character of the original loss retained. Prior to the RIC Act, capital losses could be carried forward for eight years, and were carried forward as short-term capital losses regardless of the character of the original loss. The RIC Act also contains simplification provisions, which are aimed at preventing disqualification of a RIC for inadvertent failures to comply with asset diversification and/or qualifying income tests. The RIC Act exempts RICs from the preferential dividend rule and repeals the 60-day designation requirement for certain types of pay-through income and gains. In addition, the RIC Act contains provisions aimed at preserving the character of distributions made by a RIC during the portion of its taxable year ending after October 31 or December 31.

The tax components of dividends paid during the periods shown below were as follows:

	Year Ended December 31, 2011		Year Ended December 31, 2010
	Ordinary Income	Long-Term Capital Gains	Ordinary Income	Long-Term Capital Gains
LKCM Small Cap Equity Fund	$—	$—	$—	$—
LKCM Small-Mid Cap Equity Fund	—	—	N/A	N/A
LKCM Equity Fund	636,154	1,598,383	358,806	365,976
LKCM Balanced Fund	223,616	—	194,657	—
LKCM Fixed Income Fund	5,739,348	1,188,742	5,783,428	560,595

The Funds designated as long-term capital gain dividend, pursuant to Internal Revenue Code Section 852(b)(3), the amount necessary to reduce the earnings and profits of the Funds related to net capital gain to zero for the tax years ended December 31, 2011 and December 31, 2010.

The Trust has adopted financial reporting rules regarding recognition and measurement of tax positions taken or expected to be taken on a tax return. The Trust has reviewed all open tax years and major jurisdictions and concluded that there is no impact on the Funds’ financial position or results of operations. Tax years that remain open to examination by major tax jurisdictions include tax years ended December 31, 2008 through December 31, 2011. There is no tax liability resulting from unrecognized tax benefits relating to uncertain income tax positions taken or expected to be taken on tax returns as of December 31, 2011. The Funds are not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly change in the next twelve months. If applicable, the Funds would recognize interest accrued related to unrecognized tax benefits in “interest expense” and penalties in “other expense” on the statement of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of LKCM Funds:

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of the LKCM Funds (the “Funds”) comprising the LKCM Small Cap Equity Fund, LKCM Equity Fund, LKCM Balanced Fund, LKCM Fixed Income Fund, and LKCM Small-Mid Cap Equity Fund as of December 31, 2011, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended of LKCM Small Cap Equity Fund, LKCM Equity Fund, LKCM Balanced Fund, and LKCM Fixed Income Fund; and the statements of operations, changes in net assets and financial highlights for the period from inception (May 2, 2011) to December 31, 2011 of the LKCM Small- Mid Cap Equity Fund. These financial statements and financial highlights are the responsibility of the Funds’ management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Funds are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2011, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the portfolios constituting the LKCM Funds as of December 31, 2011, and the results of their operations, the changes in their net assets, and the financial highlights for the periods indicated in the first paragraph, in conformity with accounting principles generally accepted in the United States of America.

Milwaukee, Wisconsin

February 28, 2012

LKCM FUNDS

ADDITIONAL INFORMATION

December 31, 2011

Availability of Proxy Voting Information: A description of the policies and procedures that the Funds use to determine how to vote proxies relating to their portfolio securities, as well as the proxy voting record, is available without charge, upon request, by calling toll-free 1-800-688-LKCM or on the SEC website at http://www.sec.gov.

The actual voting records relating to portfolio securities during the twelve month period ended June 30 (as filed with the SEC on Form N-PX) are available without charge, upon request, by calling the Funds toll free at 1-800-688-LKCM or by accessing the SEC’s website at www.sec.gov.

Availability of Quarterly Portfolio Schedule: The Funds’ are required to file complete schedules of portfolio holdings with the SEC for the first and third fiscal quarters on Form N-Q. Once filed, the Funds’ Form N-Q is available without charge upon request on the SEC’s website(http://www.sec.gov) and may be available by calling 1-800-688-LKCM. You can also obtain copies of Form N-Q by (i) visiting the SEC’s Public Reference Room in Washington, DC (information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330); (ii) sending your request and a duplicating fee to the SEC’s Public Reference Room, Washington, DC 20549; or (iii) sending your request electronically to publicinfosec.gov.

Information about the Funds’ Trustees:

The business and affairs of the Funds are managed under the direction of the Funds’ Board of Trustees. Information pertaining to the Trustees of the Funds is set forth below. The Statement of Additional Information includes additional information about the Funds’ Trustees and officers and is available, without charge, upon request by calling 1-800-688-LKCM.

Name, Address and Age	Position(s) Held with the Trust	Term of Office & Length of Time Served(1)	Principal Occupation During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee
Disinterested Trustees:
H. Kirk Downey 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Age: 69	Chairman of the Board of Trustees Trustee	Since 2005 Since 1994	President and CEO, Texas Systems, LLC and CEO, Texas learning systems LLC since 1999; Dean, M.J. Neeley School of Business, Texas Christian University Business School from 1987 to 1999.	8	Non-Executive Chairman of the Board of AZZ Incorporated, a manufacturing company.

Earle A. Shields, Jr. 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Age: 91	Trustee	Since 1994	Consultant; formerly Consultant for NASDAQ Corp. and Vice President, Merrill Lynch & Co., Inc.	8	Priests Pension Fund of the Catholic Diocese of Fort Worth, Lay Workers Pension Fund of the Catholic Diocese of Fort Worth, St. Joseph Health Care Trust, Catholic Schools Trust and Catholic Foundation of North Texas.

Richard J. Howell 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Age: 69	Trustee Chairman of the Audit and Compliance Committee	Since 2005 Since 2008	CPA, Adjunct Faculty at SMU Cox School of Business from 2004 to 2009; Consulting Services, since 2002; Audit Partner, Arthur Andersen LLP from 1974-2002.	8	Red Robin Gourmet Burgers, Inc.

Interested Trustee:
J. Luther King, Jr.(2) 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Age: 71	Trustee, President and Chief Executive Officer	Since 1994	Chairman, President and Director, Luther King Capital Management Corporation since 1979.	8

Employee Retirement Systems of Texas, 4K Land & Cattle Company (ranching), Hunt Forest Products (lumber),

Southwestern Exposition & Livestock (livestock), Southwest JLK Corporation (management company), Texas Christian University, Texas Southwestern Cattleraisers Foundation (livestock), Tyler Technologies (information management company for government agencies), and King Ranch, Inc. (ranching).

(1)	Each Trustee holds office during the lifetime of the Trust until that individual resigns, retires or is otherwise removed or replaced.
(2)	Mr. King is an “interested person” of the Trust (as defined in the 1940 Act) because of his affiliation with the Adviser.

Name, Address and Age	Position(s) Held with the Trust	Term of Office & Length of Time Served(1)	Principal Occupation During Past Five Years
Officers:
J. Luther King, Jr. 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Age: 71	Trustee, President and Chief Executive Officer	Since 1994	Chairman, President and Director, Luther King Capital Management Corporation since 1979.

Paul W. Greenwell 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Age: 61	Vice President	Since 1996	Principal, Luther King Capital Management since 1986, Vice President and Portfolio Manager, Luther King Capital Management since 1983.

Richard Lenart 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Age: 45	Secretary and Treasurer	Since 2006	Luther King Capital Management since 2005.

Steven R. Purvis 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Age: 46	Vice President	Since 2000	Principal, Luther King Capital Management since 2003, Vice President and Portfolio Manager, Luther King Capital Management since 1996.

Jacob D. Smith 301 Commerce Street Suite 1600 Fort Worth, TX 76102 Age: 37	Chief Financial Officer Chief Compliance Officer	Since 2010 Since 2006	Chief Financial Officer since 2010, General Counsel and Chief Compliance Officer, Luther King Capital Management since 2006.

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U.S. Bancorp Fund Services, LLC

P.O. Box 701

Milwaukee, WI 53201-0701

LKCM FUNDS

P.O. Box 701

Milwaukee, WI 53201-0701

Officers and Trustees
J. Luther King, Jr., CFA Trustee, President	H. Kirk Downey Chairman of the Board	Richard Lenart Secretary & Treasurer

Paul W. Greenwell Vice President	Richard J. Howell Trustee	Jacob D. Smith Chief Financial Officer Chief Compliance Officer

Steven R. Purvis, CFA Vice President	Earle A. Shields, Jr. Trustee

Investment Adviser
Luther King Capital Management Corporation 301 Commerce Street, Suite 1600 Fort Worth , TX 76102

Administrator, Transfer Agent, Dividend
Paying Agent & Shareholder Servicing Agent
U.S. Bancorp Fund Services, LLC P.O. Box 701 Milwaukee, WI 53201- 0701

Custodian
U.S. Bank, N.A. 1555 N. River Center Drive, Suite 302 Milwaukee, WI 53212

Independent Registered Public Accounting Firm
Deloitte & Touche LLP 555 E. Wells St., Suite 14000 Milwaukee, WI 53202

Distributor
Quasar Distributors, LLC 615 E. Michigan Street Milwaukee, WI 53202